Filed pursuant to Rule 424(b)(3)
Registration No. 333-162225

PROSPECTUS

BLACK TUSK MINERALS INC.

7,000,000 SHARES OF COMMON STOCK

BY SELLING SHAREHOLDERS

This prospectus relates to the sale, transfer or distribution of up to 7,000,000 shares of the common stock, par value $0.001 per share, of Black Tusk Minerals Inc. by the Selling Security Holders described herein. The price at which the Selling Security Holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale or distribution of the common stock by the Selling Security Holders.

Our common stock is quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board ("OTCBB") under the symbol "BKTK". On November 19, 2009, the closing sale price for our common stock was $0.20 on the OTCBB.

Investing in our common stock involves risks.	See "Risk Factors" beginning on page 5.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS DECEMBER 8, 2009

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
SUMMARY INFORMATION	2
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
SELLING SECURITY HOLDERS	13
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SECURITIES TO BE REGISTERED	21
INTEREST OF NAMED EXPERTS AND COUNSEL	22
DESCRIPTION OF THE BUSINESS	22
LEGAL PROCEEDINGS	27
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	27
FINANCIAL STATEMENTS	32
INDEX	32
SELECTED FINANCIAL DATA	46
SUPPLEMENTARY FINANCIAL INFORMATION	46
MANAGEMENT’S DISCUSSION AND ANALYSIS	46
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	51
ON ACCOUNTING AND FINANCIAL DISCLOSURE	51
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	51
DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	55
MATERIAL CHANGES	55
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	56
THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	56
TRANSFER AGENT AND REGISTRAR	56
LEGAL MATTERS	56
EXPERTS	56
WHERE YOU CAN FIND MORE INFORMATION	56

You may rely on the information contained in this prospectus or that we have referred you to via this prospectus. We have not authorized anyone to provide you with different or further information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein by reference thereto in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits attached hereto contain “forward-looking statements.” Such forward-looking statements concern the Company's anticipated results and developments in the Company's operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “believes” or “does not believe”, "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation, risks related to:

•	our failure to obtain additional financing;
•	our inability to continue as a going concern;
•	the unique difficulties and uncertainties inherent in the mineral exploration business;
•	the inherent dangers involved in mineral exploration;
•	our President’s and Secretary/Treasurer’s inability or unwillingness to devote a sufficient amount of time to our business operations;
•	environmental, health and safety laws in Peru;
•	governmental regulations and processing licenses in Peru;
•	uncertainty as to the termination and renewal of our Peruvian mining concessions;
•	our drilling and exploration program and Banking Feasibility Study;
•	our development projects in Peru;
•	Peruvian economic and political conditions;
•	the Peruvian legal system;
•	native land claims in Peru;
•	natural hazards in Peru; and
•	our common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled "Risk Factors", "Description of the Business" and "Management's Discussion and Analysis" of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except are required by law, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

SUMMARY INFORMATION

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock.

Financial Information and Accounting Principles

In this prospectus all references to "$" or "dollars" mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

The Offering

This is an offering of up to 7,000,000 shares of our common stock by certain Selling Security Holders.

Shares Offered by the Selling Security Holders:	7,000,000 shares of common stock, $0.001 par value.

Offering Price:

Determined at the time of sale by the Selling Security Holders. The price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Security Holder.

Common Stock Outstanding as of November 19, 2009:

23,613,576 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any of the proceeds of the shares offered by the Selling Security Holders.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

OTC Bulletin Board Symbol	BKTK

The number of shares of our common stock that will be outstanding immediately after this offering is 23,613,576 as of November 19, 2009. This calculation excludes:

•	2,200,000 shares of common stock issuable upon exercise of vested stock options outstanding as of November 19, 2009; and
•	564,400 shares of common stock issuable upon exercise of warrants outstanding as of November 19, 2009.

Summary of Our Business

We were incorporated on August 8, 2005 under the laws of the state of Nevada. Our principal offices are located in Vancouver, British Columbia, Canada. Our corporate address is 7425 Arbutus Street, Vancouver, British Columbia V6P 5T2, our telephone number is (778) 999-2575, and our website address is www.blacktuskminerals.com.

We are an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether our properties contain mineral reserves that are economically recoverable.

On August 24, 2006, we entered into a sale and acquisition agreement whereby we acquired a 100% interest in one unpatented mineral claim, representing 440.8066 hectares, or 17.63 mineral units, known as the GOLDEN BEAR Claim. The GOLDEN BEAR Claim is located on the east shore of Harrison Lake in the New Westminster Mining District, British Columbia, Canada. On December 31, 2007, the Company allowed the GOLDEN BEAR claim to lapse.

On August 13, 2007, we entered into a term sheet with Leonard Raymond De Melt, an individual, and Marlene Ore Lamilla, an individual, detailing the principal terms of our proposed acquisition of certain mining concessions and pediments located in the District of Huanza, Province of Huarochiri, Department of Lima (the “Peru Properties”) owned by Marlene Ore Lamilla.

On December 5, 2007, we entered into a master purchase agreement with Black Tusk Peru, a Peru corporation and our newly-formed subsidiary, Leonard Raymond De Melt, and Marlene Ore Lamilla (“Master Purchase Agreement”), pursuant to which we agreed to issue an aggregate of 10,000,000 common shares, par value $0.001 per share, of the Company to Ms. Lamilla and her designees in consideration for the transfer by Ms. Lamilla to Black Tusk Peru of the Peru Properties. As additional consideration for the transfer of the Peru Properties, Black Tusk Peru agreed to grant to Marlene Ore Lamilla (or her designee) a 1% royalty on the net smelter returns upon commercial production on the Peru Properties.

Concurrently with the execution of the Master Purchase Agreement, Marlene Ore Lamilla and Black Tusk Peru entered into a mining concessions and claims transfer agreement, dated as of December 5, 2007 (the “Peru Transfer Agreement”), to govern the transfer and registration of the Peru Properties under Peruvian law.

On April 24, 2008 (the “Closing Date”), we consummated the transactions contemplated by the Master Purchase Agreement and the Peru Transfer Agreement. Our consummation of the Master Purchase Agreement and the Peru Transfer Agreement was contingent upon, among other things, the formalization of the Peru Transfer Agreement into a public deed before a Peruvian notary public, recordation of the Peru Transfer Agreement with the appropriate Peruvian governmental entity and registration of the Peru Properties in the name of “Black Tusk Minerals Peru SAC” with the appropriate Peruvian registries. All of the Peru Properties have been registered with the appropriate Peruvian registries, except for the properties designated  “Black Tusk 1,” “Black Tusk 2,” “Black Tusk 3 ,” “Black Tusk 4” and “Altococha Mine.” We hope to complete the registration of these properties as soon as possible.

Our business strategy to date has been focused on acquiring and developing advanced stage and past producing properties throughout the Americas. To that end, in 2008, we acquired the Peru Properties. Our objective is to increase value of our shares through the exploration, development and extraction of mineral deposits, beginning with the Peru Properties. The development and extraction may be performed by us or may be performed by potential partners or independent contractors.

On August 31, 2009, a Canadian National Instrument 43-101 (“NI 43-101”) compliant technical report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 (the “Technical Report”) was published and filed on SEDAR at www.sedar.com. The report was prepared and authored by Glen MacDonald P.Geo., a “qualified person” as defined in NI 43-101, at the request of Robert Krause, a mineral geologist for the Company. The Technical Report is based on information collected by Mr. MacDonald during a site visit to the Peru Properties performed in August 2009, with additional information provided by the Company. Other information was obtained from sources within the public domain. The Technical Report forms the basis for much of the information in this prospectus regarding the Peru Properties. Readers are encouraged to review the Technical Report in its entirety for more information regarding the Peru Properties.

The Technical Report recommends a program during the Company’s fiscal year ending May 31, 2010 of $225,000 to include satellite imagery, an airborne geophysical survey and a ground follow-up geology, soil geochemistry and rock sampling program. A drilling decision will be made following a review of results of this initial exploration work.

We do not have sufficient funds on hand to complete the recommended program and to meet our obligations for the short term. We anticipate that we will raise additional capital to fund our working capital requirements and work programs.

Since we are in the early exploration stage, we have not yet earned any revenues from our planned operations. From our inception through to the year ended May 31, 2009 we had incurred an accumulated net loss of $1,883,491 and $2,477,366 at August 31, 2009. In the audit report dated August 28, 2009, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon continued financial support from the Company’s shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company can give no assurance that future financing will be available to it on acceptable terms, if at all, or that it will attain profitability. These factors raise substantial doubt about our ability to continue as a going concern. For further information regarding our ability to continue as a going concern, see the Risk Factor titled “Because we will need additional financing to fund our extensive exploration activities, we may be unable to continue as a going concern” on page 6 of this prospectus.

Even if a mineral deposit is identified on Peru Properties during the initial exploration program, we will have to expend substantial funds on further drilling and engineering studies before we will know if our property contains a commercially viable mineral deposit.

RISK FACTORS

Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Risks Related to the Company

We have no proven or probable reserves on our property meaning we may never identify any commercially exploitable mineralization.

We have no probable or proven reserves, as defined in SEC Industry Guide 7, on our Peru Properties. “Exploration” is defined as a search for deposits of useful minerals (or prospecting), and establishing the nature of a known mineral deposit preparatory to “development”. There is no assurance that a commercially viable mineral deposit exists on the Peru Properties. At this time we are uncertain of the number of mineral exploration phases we will conduct before concluding that there are, or are not, commercially viable minerals on the Peru Properties. Further phases beyond the current initial exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations based upon ongoing exploration program results and our available funds.

The Company does not purport to have a SEC Industry Guide 7 compliant mineral reserve.

We have no history of commercial production and revenues and there can be no assurance that we will successfully establish mining operations and obtain profitability.

We currently have no commercial production or revenue from our properties, and have carried on our business at a loss. We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund our continuing operations. The establishment of reserves will require the commitment of substantial resources toward exploration work and the completion of economic feasibility studies.  We currently do not have sufficient funds to completely explore the property nor to complete a mining feasibility study should important quantities of mineralization be found.  We expect to incur substantial losses for the foreseeable future related to operating expenses, exploration activities and capital expenditures, which may increase in subsequent years as needed consultants, personnel and equipment are retained as we continue exploration activities.  The amounts and timing of expenditures will depend on the progress of ongoing exploration, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.  We may not generate any revenues or achieve profitability.

We will be required to raise additional capital to fund our exploration programs on our property and we may be unable to raise additional capital on favorable terms if at all.

As of May 31, 2009, we had no cash and a working capital deficit in the amount of $51,162. As of August 31, 2009, we had $9,632 in cash and a working capital deficit in the amount of $168,359. We currently do not have any operations and we have no revenue from operations. Our business plan calls for expenses in connection with the technical review and exploration of the Peru Properties. Our current operating funds will not be sufficient to carry out our planned exploration program on the Peru Properties of $225,000. In addition, we will require additional financing to provide funds for anticipated operating overhead, professional fees and regulatory filing fees. We will need to obtain additional financing to complete our planned programs and to sustain our business operations. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the Peru Properties into commercial production, if warranted. The Company’s plans for the next twelve months are to focus on the exploration of the Peru Properties. We estimate that cash requirements of approximately $575,000 will be required for exploration, administration, and working capital costs for the fiscal year ending May 31, 2010. However, we do not have any commitments to fund these costs. Therefore, we need to raise an additional $575,000 in the next twelve months. We believe that such funds, if raised, will be sufficient to meet our liquidity requirements through May 31, 2010. Failure to raise needed financing could result in our having to discontinue our mining exploration and development business. Subsequent to May 31, 2009, we obtained proceeds in the amount of $50,113 through a private placement of 10% convertible promissory notes and $23,000 through a private placement of our common shares.

Obtaining additional financing would be subject to a number of factors, including the market prices for gold, silver, zinc, lead and copper and the costs of exploring for or mining these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our extensive exploration activities, we may be unable to continue as a going concern.

As discussed by the auditors in Note 1 to our financial statements contained elsewhere in this prospectus, we have not generated any revenue or profitable operations since inception and will need to obtain equity financing and profitable operations to continue as a going concern. Also, we have a working capital deficit. These factors raise substantial doubt about our ability to continue as a going concern. We are in the process of seeking sufficient financing to implement our business strategy. Because we will need additional financing to fund our extensive exploration activities there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss since of $1,883,491 for the period from August 8, 2005 (date of inception) to May 31, 2009 and $2,477,366 to August 31, 2009. We estimate that we will be required to raise at least $575,000 during the fiscal year ending May 31, 2010 to satisfy our planned technical review and exploration activities for the Peru Properties and general working capital requirements for general administrative and other expenses. However, we do not have any commitments to fund these costs. Therefore, we have to raise an additional $575,000 in the next twelve months. We believe that such funds, if raised, will be sufficient to meet our liquidity requirements through May 31, 2010. Subsequent to May 31, 2009, we obtained proceeds in the amount of $50,113 through a private placement of 10% convertible promissory notes and $23,000 through a private placement of common shares. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mine and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Recent market events and conditions, including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on our ability to fund our working capital and other capital requirements.

In 2007, 2008 and into 2009, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase its cost of obtaining, capital and financing for its operations. The Company’s access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions could adversely affect our growth and profitability.

The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the precious and base metal mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious and base metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability. Specifically:

•	The global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;

•	the volatility of ore prices may impact our future revenues, profits and cash flow;

•	volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

•	the devaluation and volatility of global stock markets impacts the valuation of our equity securities, which may impact our ability to raise funds through the issuance of equity.

These factors could have a material adverse effect on our financial condition and results of operations.

Actual capital costs, operating costs, production and economic returns may differ significantly from those anticipated and there are no assurances that any future development activities will result in profitable mining operations.

We do not have an operating history upon which we can base any estimates of future operating costs related to any future development of our properties. Capital and operating costs, production and economic returns, and other estimates contained in pre-feasibility or feasibility studies may differ significantly from actual costs, and there can be no assurance that our actual capital and operating costs for any future development activities will not be higher than anticipated or disclosed.

Weather conditions could dictate the timing of exploration work on the Peru Properties.

Weather conditions are not generally extreme in the area of the Peru Properties. The climate in the project area is typical of the Peruvian Andes with both wet and dry seasons. The wet season is from December to March, during which limited periods of electrical storm activity can develop with hail, rain and occasionally snow above 5,000 meters. Individual rainfall events can be severe, with over an inch falling in an hour. Dense fog is common during the rainy season and temperatures rarely reach above 15°C. The dry season is from April to November, during which the coldest temperatures can fall below 0°C and highest temperatures may exceed 25°C. Rainfall is very rare in the dry season. In any given year, uncertain weather conditions could affect future work programs on the Peru Properties.

We depend on a single property - the Peru Properties, which increases our risk if the Peru Properties prove to be unproductive and unprofitable.

Our only mineral property at this time is the Peru Properties. We are dependent upon making a precious and base metal deposit discovery on the Peru Properties for the furtherance of the Company at this time.  Should we be able to make an economic find on the Peru Properties, we would then be solely dependent upon a single mining operation for our revenue and profits, if any.

We do not insure against risks which could cause us to incur liability and significant costs.

We do not currently maintain insurance to cover against all the potential risks associated with our operations.  If we seek to obtain insurance, we may also be unable to maintain insurance to cover these risks at economically feasible premiums. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might become subject to liability for pollution or other hazards for which we may not be able to insure against or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry and we have limited financial resources with which to compete.

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration-stage properties, or properties capable of producing precious and base metals.  Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, our revenues, operations and financial condition and possible future revenues could be materially adversely affected by actions by our competitors.

Because our President and our Secretary/Treasurer have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Gavin Roy, our President, currently devotes approximately thirty hours per week to our business affairs. Michael McIsaac, our Secretary and Treasurer, currently devotes two to four hours to our business affairs. If the demands of our business require it, Messrs. Roy and McIsaac are both prepared to adjust their timetables to devote more time to our business. However, neither of them may be able to devote more time to our affairs when needed. It is possible that the demands of their other interests will increase, with the result that one or both would no longer be able to devote sufficient time to the management of our business. Competing demands on their time may lead to a divergence between their interests and the interests of other shareholders.

Risks Associated with Doing Business in Peru

Environmental, health and safety laws and other regulations may increase our costs of doing business, restrict our operations or result in operational delays.

Our exploration and mining activities are subject to a number of Peruvian laws and regulations, including environmental laws and regulations, as well as certain industry technical standards, permits, licenses and authorizations. Additional matters subject to regulation include, but are not limited to, concession fees and penalties, transportation, production, water use and discharge, power use and generation, use and storage of explosives, controlled chemical supplies, surface rights, community and stakeholders’ participation and involvement, plant and facilities’ construction approval, housing and other facilities for workers, reclamation, taxation, labor standards, mine safety and occupational health.

Environmental regulations and sustainable development standards in Peru have become increasingly stringent over the last decade, which may require us to dedicate a substantial amount of time and money to compliance and remediation activities. We expect additional laws and regulations will be enacted over time with respect to environmental, social and sustainable development matters. Recently, Peruvian environmental laws have been enacted imposing closure and remediation obligations on the mining industry.

The development of more stringent environmental protection programs in Peru and in relevant trade agreements could impose constraints and additional costs on our operations and require us to make significant capital expenditures in the future. We cannot assure you that future legislative, regulatory or trade developments will not have an adverse effect on our business, properties, results of operations, financial condition or prospects.

Obtaining governmental approvals, licenses and permits is not guaranteed and is largely beyond our control.

Governmental approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental offices. We must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority.

New laws and regulations, amendments to existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our results of operations, financial condition and prospects. Exploration, mining and processing activities are dependent upon the grant of appropriate licenses, concessions, leases, permits, approvals, certificates and regulatory consents which may be withdrawn or made subject to limitations. There can also be no assurance that they will be granted or renewed or, if so, on what terms.

Certain licenses contain a range of past, current and future obligations, including minimum expenditure requirements. In some cases there could be adverse consequences of breach of these obligations, ranging from penalties to, in extreme cases, suspension or termination of the licenses or related contracts.

The level of any royalties or taxes payable to the Peruvian government or any other governmental authority in respect of the production of precious or base metals or minerals may be varied at any time as a result of changing legislation.

There is uncertainty as to the termination and renewal of our mining concessions, which could adversely affect our ability to keep our mining concessions in good standing.

Under the laws of Peru, mineral resources belong to the state and government concessions are required to explore for or exploit mineral reserves. In Peru, our mineral rights derive from concessions from the Peruvian Ministry of Energy and Mines for exploration, exploitation, extraction, transportation and/or production operations. Mining concessions in Peru may be terminated if the requirements of the concessionaire are not satisfied.

In order to maintain our mining concessions in good standing in Peru, we are obligated to pay annual fees and to reach minimum production levels after the first six years after the concession title has been granted. If said minimum production is not reached, the holder of the concession would have to pay a US$6.00 penalty per hectare per year. It is possible to avoid payment of the penalty if evidence is provided to the mining authorities that an amount equivalent to not less than ten times the applicable penalty has been invested. Therefore, if it is proven that an investment of US$60.00 per hectare per year has been made in the concession, there will be no obligation to pay the penalty (US$20.00 per hectare as of the twelfth year).

Following the same principle established in connection with the validity fee, evidence of compliance with the requested minimum production or investment or, in its defect, payment of the corresponding penalty can only be missed for one year. Non-compliance with any of these possibilities for two consecutive years, results in the cancellation of the mining concession.

Any termination or unfavorable modification of the terms of one or more of our concessions, or failure to obtain renewals of such concessions subject to renewal or extensions, could have a material adverse effect on our financial condition and prospects.

We face various uncertainties in completing a drilling and exploration program and a banking feasibility study (BFS) that could give rise to delay, cause costs to increase and cause results to be less than expected.

As with any significant undertaking or effort, the completion of a drilling and exploration program and BFS involves various uncertainties, including availability of materials and labor, labor relations issues, inclement weather, unforeseen engineering, environmental or geological issues, and unanticipated difficulties in obtaining any of the requisite licenses or permits, any of which could give rise to delays or cost overruns or cause the results of the drilling and exploration program and BFS to be less than expected levels. In addition, during perforation and construction of the development tunnels, the contractors could encounter unexpected sub-surface conditions or other difficulties, which could delay or even prevent us from generating or receiving revenues.

The development of new mining project is based largely on estimates that may prove incorrect resulting in increased operating costs and lower economic returns.

The development of new mining operations, which generally result from identifying potentially economically recoverable volumes of minerals or metals, have no operating history upon which to base estimates of future cash operating costs. For such development projects, estimates of proven and probable reserves and cash operating costs are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ from those estimated.

Peruvian economic and political conditions may have an adverse impact on our business.

As of the date of this report, our operations are conducted solely in Peru. Accordingly, our business, financial condition or results of operations could be affected by changes in economic or other policies of the Peruvian government or other political, regulatory or economic developments in Peru. During the past several decades, Peru has had a history of political instability that has included military coups and a succession of regimes with differing policies and programs. Past governments have frequently intervened in the nation’s economy and social structure. Among other actions, past governments have imposed controls on prices, exchange rates and local and foreign investment as well as limitations on imports, have restricted the ability of companies to dismiss employees, have expropriated private sector assets (including mining companies) and have prohibited the remittance of profits to foreign investors.

On April 9, 2006, Peruvian citizens participated in the election for president, congress and representatives to the Andean Parliament, to be appointed for the five-year period commencing July 28, 2006. 24 political parties participated in this election process. As none of the presidential candidates received more than 50 percent of the votes, on June 4, 2006 a run-off election between the top two vote getters was held. On June 16, 2006, the National Office of Electoral Processes proclaimed Mr. Alan Garcia president-elect, thereby bringing the electoral process to an end. Mr. Garcia assumed office on July 28, 2006. Mr. Garcia, a member of the APRA party, was president of Peru from 1985 to 1990. At the inauguration an appeal was made to the most representative companies of the mining industry for a voluntary contribution for regional development, as long as metal and mineral prices remain buoyant.

There is a risk of terrorism in Peru relating to Sendero Luminoso and the Movimiento Revolucionario Tupac Amaru, which were particularly active in the 1980s and early 1990s. We cannot guarantee that acts by these or other terrorist organizations will not adversely affect our operations in the future.

Because, as of the date of this report, we operate solely in Peru, we cannot provide any assurance that political developments in Peru will not have a material adverse effect on market conditions, prices of our securities, our ability to obtain financing, and our results of operations and financial condition.

We are subject to risks associated with the Peruvian legal system including potential difficulties in obtaining redress and enforcing obligations.

Peru may have a less developed legal system than more established economies which could result in risks such as (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of governmental authorities; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. Peruvian business people, government officials and agencies and the judicial system’s commitment to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to the licenses and agreements for business.

There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness and enforcement of such arrangements in Peru cannot be guaranteed.

Native land claims might affect our title to the Peru Properties and our business plan may fail.

We are unaware of any outstanding native land claims on the Peru Properties. However, it is possible that a native land claim could be made in the future. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail. Notwithstanding the foregoing, we currently have a ten year term agreement with the Peasant Community of Huanza, which is the registered titleholder of the land in which our Peru Properties are located, for the use of their land to conduct mining exploration activities. This agreement has been recorded with the public registry in order to ensure enforceability against the State and third parties with regards to all of the Peru Properties, except for the properties designated “Altococha Mine 14,” “Altococha Mine 15,” “Altococha Mine 16,” “Black Tusk 1,” “Black Tusk 2,” “Black Tusk 3” and “Black Tusk 4.” We hope to record the agreement with public registry with regards to these properties as soon as possible.

Natural hazards may have an adverse impact on our business.

Fires, earthquakes, floods, volcanic eruptions or other similar catastrophic events could cause personal injury, loss of life, damage or destruction to the project or suspension of operations. Although we may maintain insurance to protect ourselves against certain risks, the proceeds of such insurance may not be adequate to cover reduced revenues, increased expenses or other liabilities arising from the occurrence of any of the events described above. Moreover, there can be no assurance that insurance coverage will be available in the future at commercially reasonable rates or that the amounts for which we will be insured will cover all losses.

Risks Relating to Our Common Stock

Our common stock has a limited trading history and has experienced price volatility.

Our common stock trades on the OTC Bulletin Board. The volume of trading in our common stock varies greatly and may often be light, resulting in what is known as a "thinly-traded" stock. Until a larger secondary market for our common stock develops, the price of our common stock may fluctuate substantially. The price of our common stock may also be impacted by any of the following, some of which may have little or no relation to our company or industry:

•	the breadth of our stockholder base and extent to which securities professionals follow our common stock;
•	investor perception of our Company and the mining industry, including industry trends;
•	domestic and international economic and capital market conditions, including fluctuations in commodity prices;
•	responses to quarter-to-quarter variations in our results of operations;
•	announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
•	additions or departures of key personnel;
•	sales or purchases of our common stock by large stockholders or our insiders;
•	accounting pronouncements or changes in accounting rules that affect our financial reporting; and
•	changes in legal and regulatory compliance unrelated to our performance.

In addition, the stock market in general and the market for mineral exploration companies in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance.

We anticipate that we will raise additional capital through equity financing, which may cause substantial dilution to our existing shareholders.

We may require additional equity financing be raised in the future. We may issue securities on less than favorable terms to raise sufficient capital to fund our business plan. Any transaction involving the issuance of equity securities or securities convertible into common shares would result in dilution, possibly substantial, to present and prospective holders of common shares.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to explore and develop new properties and continue our exploration and development of our current property interests. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.

FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Related to this Offering

The trading volume for our common stock is illiquid and the price of our common stock may be subject to fluctuations in the future.

The market price of our common stock has ranged from a high $0.30 and a low $0.08 during the twelve month period ended May 31, 2009.  The market price for our common stock closed at $0.20 on November 19, 2009. There is limited trading volume for our stock and a public market for our stock may not develop, which may make it difficult for you to sell our common stock.

The market price of our common stock may fluctuate significantly from its current level. The market price of our common stock may be subject to wide fluctuations in response to quarterly variations in operating results, announcements by us or our competitors, changes in financial condition, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many exploration-stage companies that have often been unrelated to the operating performance of such companies.  These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse affect on our business, operating results and financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

Not applicable.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Security Holders.

DETERMINATION OF OFFERING PRICE

Our common stock has been quoted on the OTCBB since February 1, 2008. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Security Holders. The offering price will thus be determined by market factors and the independent decisions of the Selling Security Holders.

DILUTION

The common stock to be sold by the Selling Security Holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

This prospectus covers the offering of up to 7,000,000 shares of our common stock by Selling Security Holders.

The shares issued to the Selling Security Holders are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Security Holders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Security Holders. The Selling Security Holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-

dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution”.

Each of the Selling Security Holders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The Selling Security Holders and any agents or broker-dealers that participate with the Selling Security Holders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares. We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Security Holder Information

The Selling Security Holders named in this prospectus are offering all of the 7,000,000 shares of common stock offered through this prospectus, which shares were acquired by the Selling Security Holders from the Company in offerings that were exempt from registration under Regulation S of the Securities Act of 1933, as amended.

The following table provides information regarding the beneficial ownership of our common stock held by each of the Selling Security Holders as of November 19, 2009, including:

(1)	the number of shares owned by each prior to this offering;
(2)	the total number of shares that are to be offered by each;
(3)	the total number of shares that will be owned by each upon completion of the offering;
(4)	the percentage owned by each upon completion of the offering; and
(5)	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in the following table assume that none of the Selling Security Holders sell shares of common stock not being offered in this prospectus or purchase additional shares of common stock, and assume that all shares offered are sold.

As at November 19, 2009, we had 23,613,576 shares of our common stock issued and outstanding.

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
624133 BC Ltd. (1) Unit 190 – 12371 No. 2 Road Richmond, B.C. V7E 2G3	125,000	125,000	Nil	Nil
690044 BC Ltd. (2) 119-2455 Dollarton Highway North Vancouver, B.C.	100,000	100,000	Nil	Nil
695809 B.C. Ltd. (3) 520-700 West Pender Street Vancouver, B.C. V6C 1G8	28,000	28,000	Nil	Nil
Aaron Chan 6291 Bouchard Court Richmond, B.C. V7C 5N8	30,000	30,000	Nil	Nil
Adam Scott 7425 Arbutus Street	2,000	2,000	Nil	Nil

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Vancouver, B.C. V6P 5T2
Alexander Friedrich Niddastr. 84. 60329 Frankfurt Main Germany	35,000	35,000	Nil	Nil
Alicia Birch 20135 40A Avenue Langley, B.C. V3A 2Y6	2,000	2,000	Nil	Nil
Amanda Hamilton 3826 Bayridge Avenue West Vancouver, B.C. V7V 3J2	2,000	2,000	Nil	Nil
Andrew Britnell 119-2455 Dollarton Highway North Vancouver, B.C.	2,000	2,000	Nil	Nil
Andrew Clements 369 Terminal Avenue Vancouver, B.C. V6A 4C4	10,000	10,000	Nil	Nil
Ben Ferraro 703-283 Davie Street Vancouver, B.C. V6B 5T6	20,000	20,000	Nil	Nil
Benjamin Alejandro Nunez Montenez Calle Alcanfores 761 -1701 Miraflores Lima - Perú	100,000	100,000	Nil	Nil
Blair Hiddleston 1800 – 1055 Dunsmuir Street Vancouver, B.C. V7Z 1C4	20,000	20,000	Nil	Nil
Buset Management Corp. (4) 1495 Frances Street Vancouver, B.C. V5L 1Z1	61,220	61,220	Nil	Nil
Clive Celaire 402-138 Esplanade East North Vancouver, B.C. V7L 4X9	10,000	10,000	Nil	Nil
Dan Karr 3506-1033 Marinaside Cres. Vancouver, B.C. V6Z 3A3	6,667	6,667	Nil	Nil
Daniel P. Cripps Consulting Inc. (5) 2403 – 989 Beatty Street Vancouver, B.C. V6Z 3C2	100,000	100,000	Nil	Nil

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Darren Moran 1 – 1945 West 1st Avenue Vancouver, B.C. V6J 2L2	7,000	7,000	Nil	Nil
David Seers Calle Alcanfores 761 -1701 Miraflores Lima - Perú	25,000	25,000	Nil	Nil
Des Balakrishnan 1500 – 1055 West Georgia St. Vancouver, B.C. V6E 4N7	20,000	20,000	Nil	Nil
Fred Baker 1301-1777 Bayshore Drive Vancouver, B.C. V6G 3H2	2,000	2,000	Nil	Nil
Gary Walters 5620 Gilpin Street Burnaby, B.C. V5G 2H9	2,000	2,000	Nil	Nil
Gavin Roy (6) 7425 Arbutus Street Vancouver, B.C. V6P 5T2	7,936,000 (2,950,000 directly)	950,000 directly	2,000,000 directly	8.5% directly
Magellan Management Co. (7) 7425 Arbutus Street Vancouver, B.C. V6P 5T2	7,936,000 (4,986,000 directly)	1,746,424 directly	3,239,576 directly	13.7% directly
Graham Cook 401-2985 Princess Crescent Coquitlam, B.C. V3B 7P3	2,000	2,000	Nil	Nil
H.Z. Mortgage Corp. (8) 3826 Bayridge Avenue West Vancouver, B.C. V7V 3J2	2,000	2,000	Nil	Nil
James A McIsaac (9) 8591 Deception Place North Saanich, B.C. V8L 5C4	1,000	1,000	Nil	Nil
James Bordian (10) 12670-57A Avenue Surrey, B.C. V3X 3H6	2,000	2,000	Nil	Nil
Jatinder Bal 407-808 Nelson Street Vancouver, B.C. V6Z 2H2	1,082,000	1,082,000	Nil	Nil
Jeff Danis 10880 Hollymount Drive Richmond, B.C. V7E 4Z2	50,000	50,000	Nil	Nil

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Joanne Ditommaso 1 – 1945 West 1st Avenue Vancouver, B.C. V6J 2L2	7,000	7,000	Nil	Nil
Johanna Hoover 410 – 14877 100th Avenue Surrey, B.C. V3R 3H1	8,000	8,000	Nil	Nil
John McIsaac (11) 10455 Allbay Road Sydney, B.C. V8L 2P2	1,000	1,000	Nil	Nil
Jose Rodrigues Pizan Calle Alcanfores 761 -1701 Miraflores Lima - Perú	1,000,000	100,000	900,000	3.8%
Kurt Bordian (12) 217 Fifth Avenue New Westminster, B.C. V3L 1R5	520,000	520,000	Nil	Nil
Lorne Torhjelm 975 – 163 Street White Rock, B.C. V4A 9T8	20,000	20,000	Nil	Nil
Matthew Saunders 2100 – 1055 West Georgia St. Vancouver, B.C. V6E 3P3	10,000	10,000	Nil	Nil
Michael Hoover 10983 Scarborough Drive Delta, B.C. V4C 7W9	2,000	2,000	Nil	Nil
Michael McIsaac (13) 5530 Baillie Street Vancouver, B.C. V5Z 3M8	253,333	253,333	Nil	Nil
Michael Ross 3 – 1182 Quebec Street Vancouver, B.C. V6A 4B2	30,000	30,000	Nil	Nil
Michael Soglo 910 Chilliwack Street New Westminster B.C. V3L 4V5	20,000	20,000	Nil	Nil

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Monika McIsaac (14) 5530 Baillie Street Vancouver, B.C. V5Z 3M8	7,000	7,000	Nil	Nil
Mosart Imaging (15) 337-2416 Main Street Vancouver, B.C. V5T 3E8	1,000	1,000	Nil	Nil
Myrl Bordian (16) 12670-57A Avenue Surrey, B.C. V3X 3H6	2,000	2,000	Nil	Nil
Northnode Consulting Ltd. (17) 1350 Greenbriar Way North Vancouver, B.C. V7R 1M2	33,333	33,333	Nil	Nil
Olga Taran 1713-938 Smith Street Vancouver, B.C. V62 3H8	8,000	8,000	Nil	Nil
Omar Diaz 3990 Capilano Road Vancouver, B.C. V7R 4S2	2,000	2,000	Nil	Nil
Pauline Rogers 202-2860 Packard Avenue Coquitlam, B.C. V3B 6G6	2,000	2,000	Nil	Nil
Peter Keenan 203 – 1460 West 73rd Avenue Vancouver, B.C. V6P 3E8	3,500	3,500	Nil	Nil
Peter Watson (18) 620-800 West Pender Street Vancouver, B.C. V6C 2V6	50,000	50,000	Nil	Nil
Quo Vadis United Ltd. (19) Jasmine Court 35A Regent Street Belize City, Belize	1,000,000	1,000,000	Nil	Nil
Raymond Lim 3493 William Street Vancouver, B.C. V5K 2Z5	80,000	80,000	Nil	Nil
Ringside Fitness Inc. (20) 1055 Dunsmuir Street Vancouver, B.C. V7X 1P3	10,000	10,000	Nil	Nil

Name and Address of Selling Shareholder (All Foreign Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Robin Russel #125-15175 62A Avenue Surrey, B.C. V3W 0V8	2,000	2,000	Nil	Nil
Shaira Elizabeth Tarin 280 East Osborne Road North Vancouver, B.C. V7N 1M1	20,000	20,000	Nil	Nil
Sharon Pearson 202-2860 Packard Avenue Coquitlam, B.C. V3B 6G6	2,000	2,000	Nil	Nil
Stephen Jackson 88 West 44th Avenue Vancouver, B.C. V5Y 2V1	30,000	30,000	Nil	Nil
Tarynne Hoover (21) 217 Fifth Avenue New Westminster, B.C. V3L 1R5	4,000	4,000	Nil	Nil
TGK Irrigation Ltd. (22) 30 – 2350 Beta Avenue Burnaby, B.C. V5C 5M8	14,000	14,000	Nil	Nil
Trevor Hughes 2297 Broadway West Apartment 6 Vancouver, B.C. V6K 2E4	1,000	1,000	Nil	Nil
Valerie Bordian (23) 401-2985 Princess Crescent Coquitlam, B.C. V3B 7P3	2,000	2,000	Nil	Nil
Valerie Cheer 3515 Prince Albert Street Vancouver, B.C. V5V 4H8	29,523	29,523	Nil	Nil
Vanessa Contreras Mendoza Calle Alcanfores 761 -1701 Miraflores Lima - Perú	10,000	10,000	Nil	Nil
Virgil Hill 4368 Dundas Street Burnaby, B.C. V5C 1B3	100,000	100,000	Nil	Nil
Woodman Capital Advisors (24) Suite 1450-1090 West Georgia Street Vancouver, B.C. V6E 3V7	70,000	70,000	Nil	Nil
(1)	624133 BC Ltd. is a private British Columbia company. Ari Burstein has sole investment and voting control over these securities.

(2)	690044 BC Ltd. is a private British Columbia company. Andrew Britnell has sole investment and voting control over these securities.
(3)	695809 is a private British Columbia company. Robert Krause has sole investment and voting control over these securities.
(4)	Busset Management Corp. is a private British Columbia company. Edward Busset has sole investment and voting control over these securities.
(5)	Daniel P. Cripps Consulting Inc. is a private British Columbia company. Daniel Cripps has sole investment and voting control over these securities.
(6)

Gavin Roy is a current director and the current president of the Company. Mr. Roy is the registered holder of 2,950,000 shares of the Company. Mr. Roy is also the principal of Magellan Management Company, which is the registered holder of 4,986,000 shares of the Company.  Mr. Roy has sole investment and voting control over the securities held by Magellan Management Company.

(7)

Magellan Management Company is a private British Columbia company. Magellan Management Company is the registered holder of 4,986,000 shares of the Company. Mr. Roy is the principal of Magellan Management Company and is also a current director and the current president of the Company. Mr. Roy has sole investment and voting control over these securities.

(8)	H.Z. Mortgage Corp. is a private British Columbia company. Janice Kelly has sole investment and voting control over these securities.
(9)	James McIsaac is the brother of Michael McIsaac. Michael McIsaac is a current director and the current secretary and treasurer of the Company.
(10)	James Bordian is the father of Kurt Bordian. Kurt Bordian is a former director and the former secretary and treasurer of the Company.
(11)	John McIsaac is the father of Michael McIsaac. Micahel McIsaac is a current director and the current secretary and treasurer of the Company.
(12)	Kurt Bordian is a former director and the former secretary and treasurer of the Company
(13)	Michael McIsaac is a current director and the current secretary and treasurer of the Company.
(14)	Monika McIsaac is the wife of Michael McIsaac. Michael McIsaac is a current director and the current secretary and treasurer of the Company.
(15)	Mosart Imaging is a private British Columbia company. Kirk Moses has sole investment and voting control over these securities.
(16)	Myrl Bordian is the stepmother of Kurt Bordian. Kurt Bordian is a former director and the former secretary and treasurer of the Company.
(17)	Northnode Consulting Ltd. is a private British Columbia company. Colin O’Conner has sole investment and voting control over these securities.
(18)	Peter Watson is a former director and the former president of the Company
(19)	Quo Vadis United Ltd. is a private Belize company. Stephan Eschmann has sole investment and voting control over these securities.
(20)	Ringside Fitness Inc. is a private British Columbia company. Dale Walters has sole investment and voting control over these securities.
(21)	Tarynne Hooever is the wife of Kurt Bordian. Kurt Bordian is a former director and the former secretary and treasurer of the Company.
(22)	TGK Irrigation Ltd. is a private British Columbia company. Geraint Khan has sole investment and voting control over these securities.
(23)	Valerie Bordian is the mother of Kurt Bordian. Kurt Bordian is a former director and the former secretary and treasurer of the Company.
(24)	Woodman Capital Advisors is a private British Columbia company. Michael Murphy has sole investment and voting control over these securities.

Except as noted above, none of the Selling Security Holders:

•	has had a material relationship with us other than as a shareholder at any time within the past three years;
•	has been one of our officers or directors;
•	are affiliated or have been affiliated with any broker-dealer in the United States; and
•	are affiliated with or have been affiliated with us or any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Security Holders. When we refer to Selling Security Holders, we intend to include donees and pledgees selling shares received from a named Selling Security Holder after the date of this prospectus.  All costs, expenses and fees in connection with this registration of the shares offered under this registration statement will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holders. Sales of shares may be effected by the Selling Security Holders from time to time in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Security Holders.

The Selling Security Holders may effect such transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Security Holders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because the Selling Security Holders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the Selling Security Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

In the event that the registration statement is no longer effective, the Selling Security Holders may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule, including the minimum six-month holding period.

Upon being notified by any Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

•	the name of each Selling Security Holder(s) and of the participating broker-dealer(s),
•	the number of shares involved,
•	the price at which the shares were sold,
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,
•	that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share. As of November 19, 2009, there were 23,613,576 shares of our common stock issued and outstanding, held by 102 shareholders of record.

Common Stock

Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to the vote of shareholders. Except as otherwise required by law the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. However, we have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Our common stock is quoted on the OTCBB under the trading symbol “BKTK”.

INTEREST OF NAMED EXPERTS AND COUNSEL

None

DESCRIPTION OF THE BUSINESS

Description of Business

We were incorporated on August 8, 2005 under the laws of the state of Nevada. Our principal offices are located in Vancouver, British Columbia, Canada. Our corporate address is 7425 Arbutus Street, Vancouver, British Columbia V6P 5T2, and our telephone number is (778) 999-2575.

We are an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether our properties contain mineral reserves that are economically recoverable.

Our business strategy to date has been focused on acquiring and developing advanced stage and past producing properties throughout the Americas. To that end, in 2008, we acquired the Peru Properties. Following the lapse of the GOLDEN BEAR claim on December 31, 2007, the Peru Properties are our only material mining properties. Our objective is to increase value of our shares through the exploration, development and extraction of mineral deposits, beginning with the Peru Properties. The development and extraction may be performed by us or may be performed by potential partners or independent contractors.

We have no significant employees other than Michael McIsaac and Gavin Roy.

Description of the Peru Properties

On August 31, 2009, a NI 43-101 compliant Technical Report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 was published and filed on SEDAR at www.sedar.com. Readers are encouraged to review the Technical Report in its entirety for more information regarding the Peru Properties.

Acquisition, Description and Location

On December 5, 2007, we entered into the Master Purchase Agreement with Black Tusk Peru, a Peru corporation and a newly-formed subsidiary of the Company, Leonard Raymond De Melt, and Marlene Ore Lamilla, pursuant to which we agreed to issue an aggregate of 10,000,000 common shares, par value $0.001 per share, of the Company to

Ms. Lamilla and her designees in consideration for the transfer by Ms. Lamilla to Black Tusk Peru of the Peru Properties. As additional consideration for the transfer of the Peru Properties, Black Tusk Peru agreed to grant to Marlene Ore Lamilla (or her designee) a 1% royalty on the net smelter returns upon commercial production on the Peru Properties.

Concurrently with the execution of the Master Purchase Agreement, Marlene Ore Lamilla and Black Tusk Peru entered into the Peru Transfer Agreement, to govern the transfer and registration of the Peru Properties under Peruvian law.

On the Closing Date, we consummated the transactions contemplated by the Master Purchase Agreement and the Peru Transfer Agreement. Our consummation of the Master Purchase Agreement and the Peru Transfer Agreement was contingent upon, among other things, the formalization of the Peru Transfer Agreement into a public deed before a Peruvian notary public, recordation of the Peru Transfer Agreement with the appropriate Peruvian governmental entity and registration of the Peru Properties in the name of “Black Tusk Minerals Peru SAC” with the appropriate Peruvian registries.

The Peru Properties cover an area of 8066.51 hectares in the Republic of Peru.and consist of 19 claims (14 are registered and 5 are pending registration). The corner coordinates for the claims boundaries are registered with the Instituto Geológico Minero y Metalúrgico (INGAMMET) Avenida Las Artes Sur 220, San Borja, Lima. The Peru Properties are located approximately 75 kilometers northeast of the capital, Lima, in the long hydrothermal alteration trend known as the Central Polymetallic Belt. This area is situated in the rugged Western Andean range at an average elevation of 4,200 meters, an area with a long history of successful production.

The Peru Properties consist of the following mining claims and pediments located in the District of Huanza, Province of Huarochiri, Department of Lima, Peru:

N°	CONCESSION	CODE	INGEMMET	PUBLIC REGISTRY
01	ALTOCOCHA MINE	0101292-07	Resolution N°3423-2009-INGEMMET/PCD/PM	Pending
02	ALTOCOCHA MINE 1	0101324-07	Resolution N°002242-2007-INACC/J	12089171
03	ALTOCOCHA MINE 2	0101325-07	Resolution N° 002666-2007-INGEMMET/PCD/PM	12134767
04	ALTOCOCHA MINE 3	0101326-07	Resolution N°000071-2007-INGEMMET/PCD/PM	12089882
05	ALTOCOCHA MINE 4	0101327-07	Resolution N° 002099-2007-INACC/J	12089359
06	ALTOCOCHA MINE 5	0101328-07	Resolution N° 000310-2007-INGEMMET/PCD/PM	12189875
07	ALTOCOCHA MINE 7	0101598-07	Resolution N° 002425-2007-INACC/J	12089522
08	ALTOCOCHA MINE 8	0101597-07	Resolution N° 002458-2007-INACC/J	12089420
09	ALTOCOCHA MINE 9	0101664-07	Resolution N° 002100-2007-INACC/J	12089424
10	ALTOCOCHA MINE 10	0101665-07	Resolution N° 002579-2007-INGEMMET/PCD/PM	12135392
11	ALTOCOCHA MINE 11	0101666-07	Resolution N° 000402-2007-INGEMMET/PCD/PM	12089535
12	ALTOCOCHA MINE 12	0101667-07	Resolution N° 001448-2007-INGEMMET/PCD/PM	12089549
13	ALTOCOCHA MINE 14	0104158-07	Resolution N° 004169-2008-INGEMMET/PCD/PM	12359543

:
14	ALTOCOCHA MINE 15	0106330-07	Resolution N° 001890-2008-INGEMMET/PCD/PM	12359721
15	ALTOCOCHA MINE 16	0106329-07	Resolution N° 001705-2008-INGEMMET/PCD/PM	12359751
16	BLACK TUSK 1	0102020-09	Resolution in process in INGEMMET	Pending
17	BLACK TUSK 2	0102019-09	Resolution in process in INGEMMET	Pending
18	BLACK TUSK 3	0102018-09	Resolution in process in INGEMMET	Pending
19	BLACK TUSK 4	0102021-09	Resolution in process in INGEMMET	Pending

Access, Climate, Local Resources, Infrastructure, and Physiography

Access to the project area from Lima is via the Carterra Central highway to the towns of Chosica 70 (kilometers) or San Mateo (100 kilometers) then continuing via unpaved road, a further 50 kilometers from Chosica or San Mateo, traversing mountainous terrain. Driving time from Lima is approximately 5 hours. The elevation of the mine gate is about 4,100 meters above sea level

The climate in the project area is typical of the Peruvian Andes with both wet and dry seasons. The wet season is from December to March, during which limited periods of electrical storm activity can develop with hail, rain and occasionally snow above 5,000 meters. Individual rainfall events can be severe, with over an inch falling in an hour. Dense fog is common during the rainy season and temperatures rarely reach above 15°C. The dry season is from April to November, during which the coldest temperatures can fall below 0°C and highest temperatures may exceed 25°C. Rainfall is very rare in the dry season.

The Peru Properties are located in an area of high altitude between 4,000 and 4,800 meters above sea level. The mountain slopes are steep to occasionally vertical where local topography is defined by fault planes. Valley floors and gently dipping terrain below 4,500 meters is covered with short grasses and small bushes near drainages and the upper terrain is covered with barren rock. Subsistence farming is variably developed in the valleys and alpacas, llamas and goats are herded at higher elevations.

The town of San Mateo, with approximately 4,500 inhabitants, is the only population center in the immediate vicinity of the Property and is located along the Central Highway approximately two hours from Lima.

The western cordillera has a long history of mining and exploration, experienced Peruvian labor can be found in many towns including Chosica and San Mateo, the more local mountain village of Huanza (10 kilometers) is also likely to have a ready work force. The Village of Hunaza is supplied with hydroelectricity and is the closest electrical supply to the project area. Electricity pylons, that once carried electricity to the Finlandia mine and mill, stand within the project concessions, power cables however have been removed. Water flows year-round in mountain streams.

The unpaved roads between the Carterra Central Highway and project area cross an operating freight rail road between Lima and La Oroya. The nearest airport to the Peru Properties is Jorge Chavez International Airport in Lima (100 kilometers). A few derelict buildings stand within the concession boundaries, ownership of these buildings is not known.

As an international mining centre Peru (and Lima in-particular) has a good supply of world-class mining and exploration related services including; drilling companies, Toronto Stock Exchange accredited assay laboratories, surveying companies, specialist tool and equipment suppliers.

Operational History

Gold mining in the Lima region of Peru dates back to the early colonial days, when the Spaniards are reported to have mined the polymetallic veins located in the Huanza area.

More recent exploration and mining in the Huanza area started in the mid 1950s. Commercial production from the Nueva Condor mine, which the Altochocha properties surround, commenced in 1956. Based on information published prior to the completion of the Company’s Technical Report, it is reported that from 1956 to 1991, Compania Minera Huampar S.A., produced about 25,000 ounces of gold and about 15 million ounces of silver. 2.5 million tons averaging 1.6 g/t Au, 5.4 oz/ton Ag, 3.8% Pb and 5.0% Zn was reported to have been milled.

The mine, however, was shut down in 1991 due to a terrorist event which destroyed a major power plant, hence stopping part of the power supply to the city of Lima and also to the Altococha mine. Black Tusk has assembled a highly experienced management and consulting team that possesses the necessary skills and in-country experience to realize the full potential of these properties.

Geologic Setting, Geophysics and Deposit Types

On August 31, 2009, a NI 43-101 compliant Technical Report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 was published and filed on SEDAR at www.sedar.com. Readers are encouraged to review the Technical Report in its entirety for more information regarding the geological setting and deposit types at the Peru Properties.

Recent Exploration Work

As of November 19, 2009, we have performed very limited exploration and sampling of the Peru Properties.

Conclusion of the Technical Report

The Peru Properties are located in an historical and current precious and base metal mining area of the Peruvian Andes. The claims cover a series of volcanic and sedimentary rocks intruded by granitic stocks of varying composition. Mineralization at adjoining and nearby properties is hosted in structurally-controlled veins and shears, mantos and skarns, and porphyritic intrusives. The volcanic rocks underlying the Peru Properties have undergone extensive structural deformation and contain numerous fracture and shear zones, some of which contain quartz veins. No assays are reported from the historic claim holders. Exploration work is warranted by the Company to evaluate the potential of the Peru Properties to host mineralization in styles now known to exist in the area in addition to structurally-controlled epithermal veins. No systematic modern exploration has taken place on the Peru Properties and a program is recommended to be undertaken.

Recommended Program

On August 31, 2009, a NI 43-101 compliant Technical Report, prepared by Glen MacDonald P.Geo, relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 was published and filed on SEDAR at www.sedar.com. Readers are encouraged to review the Technical Report in its entirety for more information regarding the recommended program for exploration and development of the Peru Properties.

The Technical Report recommends the following program during the Company’s fiscal year ending May 31, 2010:

Satellite Imagery	$25,000
Airborne geophysical survey (500 km @ $200/km)	$100,000
Ground follow-up (geology, soil geochemistry, rock sampling)	$100,000

A drilling decision will be made following a review of results of this initial exploration work.

Present Condition

The total cost for the acquisition of the Peru Properties was $1,330,000. During the year ended May 31, 2009, the Company incurred $4,000 of mineral property costs related to the Peru Properties. The Company has made no improvements on the Peru Properties and they contain no physical plant, equipment, or other structures. The Company has neither improved the present condition of, nor undertaken any work on, the Peru Properties aside from road construction.

The Company’s anticipates using diesel generators as the exclusive power source for the Peru Properties.

As of May 31, 2009, the Company is without knowledge of any environmental issues specific to the Peru Properties. The Company intends to undertake an extensive environmental due diligence program on the entire site.

On August 31, 2009, a NI 43-101 compliant Technical Report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 was published and filed on SEDAR at www.sedar.com. Readers are encouraged to review the Technical Report in its entirety for more information regarding the present condition of the Peru Properties.

Government Regulations

Peruvian Environmental, Health and Safety Laws

Our exploration and mining activities are subject to a number of Peruvian laws and regulations, including environmental laws and regulations, as well as certain industry technical standards, permits, licenses and authorizations. Additional matters subject to regulation include, but are not limited to, concession fees and penalties, transportation, production, water use and discharge, power use and generation, use and storage of explosives, controlled chemical supplies, surface rights, community and stakeholders’ participation and involvement, plant and facilities’ construction approval, housing and other facilities for workers, reclamation, taxation, labor standards, mine safety and occupational health.

Environmental regulations and sustainable development standards in Peru have become increasingly stringent over the last decade, which may require us to dedicate a substantial amount of time and money to compliance and remediation activities. We expect additional laws and regulations will be enacted over time with respect to environmental, social and sustainable development matters. Recently, Peruvian environmental laws have been enacted imposing closure and remediation obligations on the mining industry.

The development of more stringent environmental protection programs in Peru and in relevant trade agreements could impose constraints and additional costs on our operations and require us to make significant capital expenditures in the future. Future legislative, regulatory or trade developments may have an adverse effect on our business, properties, results of operations, financial condition or prospects.

Peruvian Licensing and Regulation

Governmental approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental offices in Peru. We must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority.

New laws and regulations, amendments to existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our results of operations, financial condition and prospects. Exploration, mining and processing activities are dependent upon the grant of appropriate licenses, concessions, leases, permits, approvals, certificates and regulatory consents which may be withdrawn or made subject to limitations. There can also be no assurance that they will be granted or renewed or, if so, on what terms.

Certain licenses contain a range of past, current and future obligations, including minimum expenditure requirements. In some cases there could be adverse consequences of breach of these obligations, ranging from penalties to, in extreme cases, suspension or termination of the licenses or related contracts.

The level of any royalties or taxes payable to the Peruvian government or any other governmental authority in respect of the production of precious or base metals or minerals may be varied at any time as a result of changing legislation.

Peruvian Mining Concessions

Under the laws of Peru, mineral resources belong to the state and government concessions are required to explore for or exploit mineral reserves. In Peru, our mineral rights derive from concessions from the Peruvian Ministry of Energy and Mines for exploration, exploitation, extraction, transportation and/or production operations. Mining concessions in Peru may be terminated if the requirements of the concessionaire are not satisfied.

According to the General Mining Law of Peru, “Validity Fees” are payable annually at a cost of US$ 3.00 per hectare and must be paid by the 30th of June. Should payment of Validity Fees not be made for two consecutive years, mining pediments or concessions will be cancelled. After pediments or concessions are held by a party for 6 years annual fees change according to the following framework;

“Holders of mining concessions are obliged to achieve a minimum production equivalent to US$100.00 per hectare per year, within six years following the year in which the respective mining concession title is granted. If this minimum production is not reached, as of the first semester of the 7th year after the concession title has been granted, the holder of the concession should pay a US$ 6.00 penalty per hectare per year. If such minimum production is not obtained until the end of the 11th year after obtaining the concession title, the penalty to be paid as of the 12th year increases to US$ 20.00 per hectare per year.”

Following the same principle established in connection with the validity fee, evidence of compliance with the requested minimum production or investment or, in its defect, payment of the corresponding penalty can only be missed for one year. Non-compliance with any of these possibilities for two consecutive years, results in the cancellation of the mining concession.

Peruvian Native Land Claims

We are unaware of any outstanding native land claims on the Peru Properties. However, it is possible that a native land claim could be made in the future. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail. Notwithstanding the foregoing, we currently have a ten year term agreement with the Peasant Community of Huanza, which is the registered titleholder of the land in which our Peru Properties are located, for the use of their land to conduct mining exploration activities. This agreement has been recorded with the public registry in order to ensure enforceability against the State and third parties with regards to all of the Peru Properties, except for the properties designated “Altococha Mine 14,” “Altococha Mine 15,” “Altococha Mine 16,” “Black Tusk 1,” “Black Tusk 2,” “Black Tusk 3” and “Black Tusk 4.” We hope to record the agreement with public registry with regards to these properties as soon as possible.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against the Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the Over The Counter Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network, which provides information on current “bids” and “asks” as well as volume information. The OTCBB is not considered a “national exchange.” Our symbol is “BKTK.”

Our common stock began trading on the OTCBB on February 1, 2008. Accordingly, there is only a very limited trading history for our common stock. Prior to the shares of our common stock being quoted on OTCBB, the sales price to the public was fixed at $0.30 per share. Further, the market for shares in our common stock is limited because only a small number of our outstanding shares are available for trading in the public market.

The high and low bid quotations of our common stock on the OTCBB as reported by FINRA were as follows:
FINRA OTC Bulletin Board(1) (stock price data not available prior to March 14, 2008)
Quarter Ended	High	Low
August 31, 2009	$0.23	$0.03
May 31, 2009	$0.30	$0.08
February 28, 2009	$0.12	$0.10
November 30, 2008	$0.16	$0.12
August 31, 2008	$0.25	$0.16

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders

Our common shares are issued in registered form. Computershare Trust Company of Canada, 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada V6C 3B9, (604) 661-9400 (phone), (604) 661-9401 (fax) is the registrar and transfer agent for our common shares. On November 19, 2009, the shareholders' list of our common shares showed 102 registered shareholders and 23,613,576 shares outstanding.

Dividend Policy

We have not paid any cash dividends on our common stock and we have no intention of paying any dividends on our shares of common stock in the near future. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

On August 24, 2009, the Company’s Board of Directors adopted the Black Tusk Minerals Inc. 2009 Nonqualified Stock Option Plan (the “Plan”). The Plan was approved by written consent of the Company's shareholders and the Company filed an information statement on Schedule 14C on October 26, 2009.

Pursuant to the Plan, stock options may be granted to any person who is performing or who has been engaged to perform services of special importance to management of the Company in the operation, development and growth of the Company. The maximum number of shares with respect to which stock options may be granted under the Plan may not exceed 2,500,000. All stock options granted under the Plan shall be nonqualified stock options and shall be evidenced by agreements, which shall be subject to the applicable provisions of the Plan. The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.1 to Company’s Current Report on Form 8-K filed with the SEC on August 29, 2009.

Subsequent to August 24, 2009, the Company has authorized and approved the grant of 2,200,000 stock options at exercise prices ranging from $0.20 per share to $0.22 per share. For more information regarding the grants of stock options see “Item 11. Executive Compensation – Outstanding Equity Awards at Fiscal Year End.”

The following summary information is presented for the Plan as of November 19, 2009.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options,	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	2,200,000	$0.20	300,000
Equity Compensation Plans Not Approved By Security Holders	Not Applicable	Not Applicable	Not Applicable

Warrants

As of the Company’s fiscal year ended May 31, 2009, the Company had 300,000 share purchase warrants issued and outstanding. Subsequent to the Company’s fiscal year end, the Company issued a further 264,400 share purchase warrants. Each issued and outstanding share purchase warrant is exercisable until January 23, 2012 to purchase one common share of the Company at an exercise price of $0.20 per share. Consequently, the Company has reserved 564,400 shares of its common stock for issuance pursuant to the exercise of the issued and outstanding share purchase warrants. The Company’s issued and outstanding share purchase warrants are subject to cashless exercise by the holders thereof and are subject to adjustments in the exercise price based upon the occurrence of a reclassification or reorganization of the Company, or the declaration by the Company of a stock dividend or stock split.

Convertible Debt

As of the Company’s fiscal year ended May 31, 2009, the Company had two convertible notes with an aggregate amount of $61,500 bearing interest at 4% per annum outstanding. The notes are convertible into common shares of the Company at a conversion price of $0.20. The notes are due and payable on the earlier of: (a) January 23, 2012, (b) the date the Company closes an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction, any sale of substantially all of the assets of the Company or any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange) or (c) the date the Company raises financing of $250,000 or more.

Subsequent to the Company’s fiscal year end, the Company issued a convertible note, convertible into common shares of the Company at a conversion price of $0.20, in the aggregate amount of $2,881 bearing interest at 4% per annum due and payable on the earlier of: (a) January 23, 2012, (b) the date the Company closes an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction, any sale of substantially all of the assets of the Company or any similar transaction involving the issuance, cancellation or restructuring of equity securities of the

Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange) or (c) the date the Company raises financing of $250,000 or more.

Subsequent the Company’s fiscal year end, the Company also issued four convertible notes, convertible into common shares of the Company at a conversion price of $0.20, bearing interest at 10% per annum in the following aggregate amounts and due and payable on the following dates: (i) $12,500 due on August 31, 2009, extended until September 26, 2009 and currently in default; (ii) $16,000 due on December 31, 2009; (iii) $11,613 due on December 31, 2009; and (iv) $10,000 due on December 31, 2009. On September 9, 2009, the holder of the convertible note in the aggregate amount of $16,000, converted the note into 80,000 common shares of the Company.

Recent Sales of Unregistered Securities

During the last twelve months, we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the Securities Act of 1933, as amended.

On September 8, 2008, the Company completed the offer and sale of 500,000 common shares, par value $0.001 per share, of the Company, at a price of $0.20 per share for aggregate gross proceeds of $100,000. The offering of common shares was conducted by the Company in a non-brokered private placement to non-U.S. persons outside the United States pursuant to an exemption from registration available under Rule 903 of Regulation S of the Securities Act of 1933, as amended. The funds were used for working capital purposes and general expenses.

On May 29, 2009, under the terms of the Fee Arrangement Agreement with Dorsey & Whitney LLP, the Company settled its obligations by (i) issuing to a convertible promissory note in the principal amount of $50,000, accruing interest at the rate of 4% per annum, due and payable on the earlier of: (a) January 23, 2012, (b) the Company closes an Acquisition Transaction, as defined in the Fee Arrangement Agreement or (c) the date the Company raises financing of $250,000 or more; and (ii) issuing warrants exercisable until January 23, 2012 to purchase Two Hundred Fifty Thousand (250,000) shares of common stock at an exercise price of $0.20 per share (a price equal to the purchase price the Company issued shares in September 2008), as a debt restructuring fee. The promissory note and warrants were issued to an accredited investor (as defined in Rule 501(a)) in a private placement in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

On May 29, 2009, under the terms of the Rodrigo Fee Agreement with Rodrigo, Elías & Medrano Abogados, the Company settled its obligations by (i) issuing to a convertible promissory note in the principal amount of $11,500, accruing interest at the rate of 4% per annum, due and payable on the earlier of: (a) January 23, 2012, (b) the Company closes an Acquisition Transaction, as defined in the Rodrigo Fee Arrangement or (c) the date the Company raises financing of $250,000 or more; and (ii) issuing warrants exercisable until January 23, 2012 to purchase Fifty Thousand (50,000) shares of common stock at an exercise price of $0.20 per share (a price equal to the purchase price the Company issued shares in September 2008), as a debt restructuring fee. The promissory note and warrants were issued to an accredited investor (as defined in Rule 501(a)) in a private placement in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

On June 26, 2009, the Company issued four convertible notes in exchange for cash proceeds, in the principal amount of $50,113, used to pay concession fees due on the Company’s principal properties in Peru. The notes bear interest at 10% per annum and are convertible into the Company’s common shares at a conversion rate of $0.20 per share. The principal amounts and due dates are as follows: $12,500 due on August 31, 2009, extended until September 26, 2009 and currently in default; $16,000 due on December 31, 2009; $11,613 due on December 31, 2009; and $10,000 due on December 31, 2009. In conjunction with the convertible notes, the Company issued warrants to purchase 250,000 of the Company’s common shares at an exercise price of $0.20 per share, exercisable until January 23, 2012.

On July 14, 2009, the Company entered into a fee arrangement agreement with Forstrom Jackson, Barristers and Solicitor to secure $2,881 of professional fees included in accounts payable by issuing a convertible note and issuing 12,500 warrants to purchase common stock at $0.20 per share until January 23, 2012. On July 14, 2009, the Company issued a convertible note with an aggregate principal amount of $2,500, bearing interest at 4% per annum, and convertible into the Company’s common shares at a conversion price of $0.20. The note is due on the earlier of: (a) January 23, 2012, (b) the Company closes an Acquisition Transaction, defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction or any sale of substantially all of the assets of the Company, any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange.) or (c) the date the Company raises financing of $250,000 or more.

On September 9, 2009, the Company issued 80,000 common shares upon conversion of a note in the principal amount of $16,000.  The common shares were issued pursuant to an exemption from registration available under Section 3(a)(9) of the Securities Act of 1933, as amended.

On September 11, 2009, the Company completed the offer and sale of 115,000 common shares, par value $0.001 per share, of the Company, at a price of $0.20 per share for aggregate gross proceeds of $23,000. The offering of common shares was conducted by the Company in a non-brokered private placement to non-U.S. persons outside the United States pursuant to an exemption from registration available under Rule 903 of Regulation S of the Securities Act of 1933, as amended. The funds will be used for working capital purposes, the recommended exploration program and general expenses.

FINANCIAL STATEMENTS

Auditors report, financial statements, and notes for the fiscal year ended May 31, 2009, extracted from our annual report on Form 10-K filed with the Securities and Exchange Commission on September 1, 2009.

Black Tusk Minerals Inc.

(An Exploration Stage Company)

May 31, 2009

Index

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows	F-4

Consolidated Statement of Stockholders’ Equity (Deficit)	F-5

Notes to the Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Black Tusk Minerals Inc. (An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Black Tusk Minerals Inc. (An Exploration Stage Company) as of May 31, 2009 and 2008 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the years then ended, and accumulated from August 8, 2005 (Date of Inception) to May 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Black Tusk Minerals Inc. (An Exploration Stage Company) as of May 31, 2009 and 2008, and the results of its operations, cash flows and stockholders’ deficit for the years then ended and accumulated from August 8, 2005 (Date of Inception) to May 31, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has working capital deficiency and accumulated losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Manning Elliott LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

August 28, 2009

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in US dollars)

	May 31, 2009 $	May 31, 2008 $

ASSETS

Current Assets

Cash	–	214
Prepaid expenses	81	81

Total Assets	81	295

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Bank indebtedness	149	–
Accounts payable	36,659	93,292
Accrued liabilities	–	2,781
Loan payable (Note 5)	5,000	–
Due to related parties (Note 3)	9,435	8,000

Total Current Liabilities	51,243	104,073

Convertible Notes (Note 6)	39,660	–

Total Liabilities	90,903	104,073

Contingencies (Note 1) Subsequent Events (Note 11) Stockholders’ Deficit

Common Stock, 200,000,000 shares authorized, $0.001 par value 23,418,576 shares issued and outstanding (2008 – 22,406,576 shares)	23,419	22,407

Common Stock Subscribed (Note 7 (c))	2,000	125,750

Additional Paid-in Capital	1,733,500	1,466,030

Donated Capital (Note 3 (a))	33,750	24,750

Deficit Accumulated During the Exploration Stage	(1,883,491)	(1,742,715)

Total Stockholders’ Deficit	(90,822)	(103,778)

Total Liabilities and Stockholders’ Deficit	81	295

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in US dollars)

	Accumulated From August 8, 2005 (Date of Inception)	For the Year Ended	For the Year Ended
	to May 31,	May 31,	May 31,
	2009	2009	2008
	$	$	$

Revenue	–	–	–

Expenses

Donated rent (Note 3 (a))	11,250	3,000	3,000
Donated services (Note 3 (a))	22,500	6,000	6,000
General and administrative	171,790	46,097	98,065
Impairment of mineral property costs (Note 4)	1,430,250	–	1,422,577
Mineral property costs	4,000	4,000	–
Professional fees	216,059	54,037	141,219

Total Operating Expenses	1,855,849	113,134	1,670,861

Loss From Operations	(1,855,849)	(113,134)	(1,670,861)

Other Expenses

Interest on convertible notes (Note 6)	(2,760)	(2,760)	–
Loss on conversion of accounts payable to convertible notes (Note 6)	(24,882)	(24,882)	–

Total Other Expenses	(27,642)	(27,642)	–

Net Loss	(1,883,491)	(140,776)	(1,670,861)

Net Loss Per Share – Basic and Diluted		(0.01)	(0.09)

Weighted Average Shares Outstanding		23,258,000	18,503,000

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in US dollars)

	Accumulated From August 8, 2005 (Date of Inception) to May 31, 2009	For the Year Ended May 31, 2009	For the Year Ended May 31, 2008
	$	$	$

Operating Activities

Net loss	(1,883,491)	(140,776)	(1,670,861)

Adjustments to reconcile net loss to net cash used in operating activities:

Impairment of mineral property	1,430,250	–	1,422,577
Loss on conversion of accounts payable to convertible note	24,882	24,882	–
Donated services and expenses	33,750	9,000	9,000
Common stock issued for services	4,000	–	–
Interest on convertible debt	2,760	2,760	–

Changes in operating assets and liabilities:

Prepaid expenses	(81)	–	702
Accounts payable and accrued liabilities	98,159	2,086	89,969
Due to related parties	6,435	1,435	5,000

Net Cash Used in Operating Activities	(283,336)	(100,613)	(143,613)

Investing Activities

Mineral property acquisition costs	(100,250)	–	(92,577)

Net Cash Used in Investing Activities	(100,250)	–	(92,577)

Financing Activities

Bank indebtedness	149	149	–
Proceeds from issuance of common stock	388,437	102,250	110,437
Common stock subscribed	2,000	2,000	125,750
Proceeds from loans	5,000	5,000	–
Share issuance costs	(12,000)	(9,000)	(3,000)

Net Cash Provided by Financing Activities	383,586	100,399	233,187

Decrease In Cash	–	(214)	(3,003)

Cash - Beginning of Period	–	214	3,217

Cash - End of Period	–	–	214

Supplemental Disclosures

Interest paid	200	200	–
Income tax paid	–	–	–

Non-cash Investing and Financing Activities

Common shares issued for mineral property	1,330,000	–	1,330,000
Settlement of accounts payable for convertible notes	61,500	61,500	–

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)

For the Period from August 8, 2005 (Date of Inception) to May 31, 2009

(Expressed in US dollars)

							Deficit
							Accumulated
			Additional	Stock	Common		During the
			Paid-in	Subscriptions	Stock	Donated	Exploration
	Shares	Amount	Capital	Receivable	Subscribed	Capital	Stage	Total
	#	$	$	$	$	$	$	$

Balance – August 8, 2005 (Date of Inception)	–	–	–	–	–	–	–	–

August 8, 2005 – common shares issued for cash at $0.0005 per share	9,500,000	9,500	(4,750)	–	–	–	–	4,750

March 24, 2006 – common shares issued for cash at $0.005 per share	7,300,000	7,300	29,200	–	–	–	–	36,500

May 31, 2006 – common shares issued for cash at $0.125 per share	72,000	72	8,928	(250)	–	–	–	8,750

Donated rent and services	–	–	–	–	–	6,750	–	6,750

Net loss for the period	–	–	–	–	–	–	(24,639)	(24,639)

Balance – May 31, 2006	16,872,000	16,872	33,378	(250)	–	6,750	(24,639)	32,111

August 31, 2006 – common shares issued for services at $0.005 per share	800,000	800	3,200	–	–	–	–	4,000

Donated rent and services	–	–	–	–	–	9,000	–	9,000

Net loss for the year	–	–	–	–	–	–	(47,215)	(47,215)

Balance – May 31, 2007	17,672,000	17,672	36,578	(250)	–	15,750	(71,854)	(2,104)

September 1, 2007 - common shares issued for cash at $0.15 per share	628,076	628	93,584	–	–	–	–	94,212

Share issuance costs	–	–	(3,000)	–	–	–	–	(3,000)

February 8, 2008 - common shares issued for cash at $0.15 per share	106,500	107	15,868	–	–	–	–	15,975

April 24, 2008 – common shares issued for mineral property at a fair value of $0.133 per share	10,000,000	10,000	1,320,000	–	–	–	–	1,330,000

April 24, 2008 – common shares returned for cancellation (Note 3)	(6,000,000)	(6,000)	3,000	–	–	–	–	(3,000)

Subscriptions received	–	–	–	250	–	–	–	250

Common stock subscribed	–	–	–	–	125,750	–	–	125,750

Donated rent and services	–	–	–	–	–	9,000	–	9,000

Net loss for the year	–	–	–	–	–	–	(1,670,861)	(1,670,861)

Balance – May 31, 2008	22,406,576	22,407	1,466,030	–	125,750	24,750	(1,742,715)	(103,778)

June 17, 2008 - common shares issued for cash at $0.25 per share	512,000	512	127,488	–	(125,750)	–	–	2,250

September 8, 2008 – common shares issued for cash at $0.20 per share	500,000	500	99,500	–	–	–	–	100,000

Share issuance costs	–	–	(9,000)	–	–	–	–	(9,000)

January 23, 2009 – intrinsic value of beneficial conversion feature on convertible debt (Note 6)	–	–	24,600	–	–	–	–	24,600

January 23, 2009 – fair value of warrants issued	–	–	24,882	–	–	–	–	24,882

Common stock subscribed	–	–	–	–	2,000	–	–	2,000

Donated rent and services	–	–	–	–	–	9,000	–	9,000

Net loss for the year	–	–	–	–	–	–	(140,776)	(140,776)

Balance – May 31, 2009	23,418,576	23,419	1,733,500	–	2,000	33,750	(1,883,491)	(90,822)

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

1.	Nature of Business and Continuance of Operations

Black Tusk Minerals Inc. (the “Company”) was incorporated in the State of Nevada on August 8, 2005. Effective September 21, 2007, the Company incorporated a wholly-owned Peruvian subsidiary, Black Tusk Minerals Peru SAC. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral properties. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at May 31, 2009, the Company has a working capital deficiency of $51,162 and has accumulated losses of $1,883,491 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s plans for the next twelve months are to focus on the exploration of its mineral properties in Peru and estimates that cash requirements of approximately $575,000 will be required, $225,000 for research and studies and $350,000 for exploration and administration costs and to fund working capital. There can be no assurance that the Company will be able to raise sufficient funds to pay the expected expenses for the next twelve months.

2.	Summary of Significant Accounting Policies
a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly-owned Peruvian subsidiary, Black Tusk Minerals Peru SAC. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is May 31.

b)	Use of Estimates

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to impairment of its mineral properties, valuation of donated capital and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti - dilutive. Shares underlying these securities totalled 607,500 as at May 31, 2009 (Nil – May 31, 2008).

2.	Summary of Significant Accounting Policies (continued)
d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2009 and 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars, which does not give rise to comprehensive income or loss.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Mineral Property Costs

The Company has been in the exploration stage since its inception on August 8, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

h)	Financial Instruments and Fair Value Measures

Effective June 1, 2008, the Company adopted SFAS 157 "Fair Value Measurements" and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115," for financial assets and liabilities. Adoption did not have a material effect on the Company's results of operations. FAS 159 provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.

The Company's financial instruments consist principally of bank indebtedness, accounts payable, amounts due to related parties and convertible notes.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

2.	Summary of Significant Accounting Policies (continued)
i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k)	Recently Issued Accounting Pronouncements

In May 2009, FASB issued SFAS No. 165, “Subsequent Events”. SFAS 165 establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 is not expected to have a material effect on the Company’s consolidated financial statements.

In April 2009 the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141R-1 is not expected to have a material impact on the Company’s consolidated financial statements. The effect of adopting FSP 141R-1 will depend upon the nature, terms and size of any acquired contingencies consummated after the effective date of January 1, 2009.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and other-than-temporary impairments of securities.

FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157, “Fair Value Measurements.” FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2.In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

2.	Summary of Significant Accounting Policies (continued)
k)	Recently Issued Accounting Pronouncements (continued)

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4.

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, an entity may early adopt these interim fair value disclosure requirements only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2.

The Company is currently evaluating the impact, if any, that the adoption of these FSPs will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

2.	Summary of Significant Accounting Policies (continued)
l)	Recently Adopted Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

3.	Related Party Transactions and Balances
a)

During the year ended May 31, 2009, the Company recognized a total of $6,000 (2008 - $6,000) for donated services at $500 per month, and $3,000 (2008 - $3,000) for donated rent at $250 per month provided by the President of the Company.

b)	At May 31, 2009, the Company is indebted to a shareholder of the Company for a cash advance of $nil (2008 - $5,000). This amount is unsecured, non-interest bearing and due on demand.
c)

At May 31, 2009, the Company is indebted to a director of the Company for $1,625 (2008 - $1,625), representing consideration for returning 3,250,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

d)

At May 31, 2009, the Company is indebted to the former president of the Company for $1,375 (2008 - $1,375), representing consideration for returning 2,750,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

e)

At May 31, 2009, the Company is indebted to the president of the Company for $6,435 (2008 - $nil), representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific repayment terms.

4.	Mineral Properties
a)

On August 13, 2007, the Company entered into a term sheet with two individuals detailing the principal terms of the Company’s acquisition of 15 mining concessions and pediments covering approximately 8,000 hectares located in the District of Huanza, Province of Huarochiri, Peru,. These concessions are subject to a 1% net smelter royalty granted to those individuals. As a result, the Company formed a Peruvian subsidiary to acquire the concessions. On December 5, 2007, the Company entered into a Master Purchase Agreement pursuant to which the Company issued an aggregate of 10,000,000 common shares of the Company to the individuals for the transfer of the properties to the Company’s subsidiary. On April 24, 2008, the Company issued the 10,000,000 common shares at a fair value of $1,330,000. The Company paid $50,000 for the right to use adjacent property for mineral exploration purposes and have spent $41,860 on road building.

For the year ended May 31, 2009 the Company recognized an impairment loss of $nil (2008- $1,421,860), as it had not yet been determined whether there are proven or probable reserves on the property. During the year ended May 31, 2009, the Company incurred $4,000 of mineral property costs.

4.	Mineral Properties (continued)
b)

On December 19, 2005 the Company acquired a 100% interest in a mineral claim located in British Columbia, Canada, in consideration for $7,500. Advance royalties of $25,000 are payable annually commencing 36 months from execution of the agreement. The claim is registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claim in trust on behalf of the Company. The cost of the mineral property was initially capitalized. On May 15, 2006, the Company forfeited ownership of the mineral claim and subsequently replaced the mineral claim with the staking of a new claim on August 24, 2006 under the same terms of the agreement.

For the year ended May 31, 2009 the Company recognized an impairment loss of $nil (2008- $717), as it had not yet been determined whether the new claim had proven or probable reserves on the property.

On December 31, 2007, the Golden Bear mineral claim located in British Columbia, Canada expired and the Company did not renew the rights to the claim.

5.	Loan Payable

On January 5, 2009, $5,000 was advanced to the Company. This loan is non – interest bearing, unsecured and has no specific terms of repayment.

6.	Convertible Notes

On January 23, 2009, the Company entered into two fee arrangement agreements to settle $61,500 of professional fees included in accounts payable. Pursuant to the agreement the Company issued two convertible notes with an aggregate principal amount of $61,500, bearing interest at 4% per annum, and convertible into the Company’s common shares at a conversion price of $0.20 and warrants to purchase 300,000 shares of the Company’s common stock at $0.20 per share until January 23, 2012. The note is due on the earlier of: (a) January 23, 2012, (b) the Company closes an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction, any sale of substantially all of the assets of the Company or any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange) or (c) the date the Company raises financing of $250,000 or more. In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $24,600 as additional paid-in capital and reduced the carrying value of the convertible notes to $36,900. The carrying value of the convertible notes is to be accreted over the term of the convertible notes up to their face value of $61,500. As at May 31, 2009, the carrying values of the convertible debenture and accrued convertible interest payable thereon were $38,797 and $863, respectively.

In addition, the Company recorded a loss on conversion of accounts payable to convertible debt of $24,882 equal to the fair value of the warrants issued pursuant to the fee arrangement agreements.

7.	Common Stock
a)	On June 17, 2008, the Company issued 512,000 shares of common stock at $0.25 per share for gross proceeds of $128,000, of which $125,750 was included in common stock subscribed at May 31, 2008.
b)

On September 8, 2008, the Company completed the offer and sale of 500,000 shares of common stock at $0.20 per share for gross proceeds of $100,000. In connection with this private placement, the Company incurred $9,000 of share issuance costs.

c)	On March 13, 2009 the company received $2,000 for stock subscriptions at $0.20 per share.

8.	Share Purchase Warrants

A summary of the changes in the Company’s common share purchase warrants is presented below:

	Number of Warrants	Weighted Average Exercise Price

Balance – May 31, 2008	–	–

Issued (Note 6)	300,000	$0.20

Balance – May 31, 2009	300,000	$0.20

9.	Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has net operating loss carryforwards of approximately $1,822,962 available to offset taxable income in future years which expire beginning in fiscal 2026. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	May 31, 2009 $	May 31, 2008 $

Net loss before income taxes per financial statements	140,776	1,670,861

Income tax rate	35%	35%

Income tax recovery	(49,271)	(584,801)

Permanent differences	12,271	3,150

Valuation allowance change	37,000	581,651

Provision for income taxes	–	–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at May 31, 2009 and 2008 are as follows:

	May 31, 2009 $	May 31, 2008 $

Net operating loss carryforward	638,000	601,000

Valuation allowance	(638,000)	(601,000)

Net deferred income tax asset	–	–

9.	Income Tax (continued)

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

10.	Fair Value Measurements

SFAS No. 157 “Fair Value Measurements” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Pursuant to SFAS No. 157, the fair value of our cash equivalents, when applicable, is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated balance sheet as of May 31, 2009 as follows:

	Fair Value Measurements Using

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	For Identical	Observable	Unobservable
	Instruments	Inputs	Inputs	Balance as of
	(Level 1)	(Level 2)	(Level 3)	May 31, 2009
	$	$	$	$

Liabilities:
Bank indebtedness	149	–	–	149
Convertible notes	–	39,660	–	39,660

Total liabilities measured at fair value	149	39,660	–	39,809

We believe that the recorded values of all of our other financial instruments, including accounts payable and amounts due to related parties, approximate their current fair values because of their nature and respective maturity dates or durations.

11.	Subsequent Events

a)

On June 26, 2009, the Company issued four convertible notes in exchange for cash proceeds used to pay concession fees due on the Company’s principal mineral properties in Peru. The notes bear interest at 10% per annum and are convertible into the Company’s common shares at a conversion rate of $0.20 per share. The principal amounts and due dates are as follows: $12,500 due on August 31, 2009; $10,000 on December 31, 2009; $11,613 on December 31, 2009, and $16,000 on December 31, 2009. In conjunction with the convertible notes, the Company issued warrants to purchase 250,000 common shares of the Company at a price of $0.20 per share until January 23, 2012.

b)

On July 14, 2009, the Company entered into a fee arrangement agreement to settle $2,881 of professional fees included in accounts payable. Pursuant to the agreement the Company issued a convertible note with an aggregate principal amount of $2,500, bearing interest at 4% per annum, and convertible into the Company’s common shares at a conversion price of $0.20 and 12,500 warrants to purchase common stock of the Company at $0.20 per share until January 23, 2012. The note is due on the earlier of: (a) January 23, 2012, (b) the Company closing an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction or any sale of substantially all of the assets of the Company, any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange), or (c) the date the Company raises financing of $250,000 or more.

c)	On August 24, 2009 the Company approved a stock option plan. On August 25, 2009 2,000,000 options were granted at an exercise price of $0.20.

Interim financial statements and notes for the quarter ended August 31, 2009, extracted from our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 20, 2009.

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in US dollars)

	August 31, 2009 $	May 31, 2009 $
	(Unaudited)
ASSETS

Current Assets

Cash	9,632	–
Prepaid expenses	81	81

Total Assets	9,713	81

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities

Bank indebtedness	–	149
Accounts payable	20,078	36,659
Accrued liabilities	12,000	–
Loan payable (Note 5)	–	5,000
Convertible notes (Note 6 (b))	44,224	–
Due to related parties (Note 3)	101,770	9,435

Total Current Liabilities	178,072	51,243

Convertible Notes (Note 6 (a) and (c))	44,688	39,660

Total Liabilities	222,760	90,903

Contingencies (Note 1) Subsequent Events (Note 11) Stockholders’ Deficit
Common Stock, 100,000,000 shares authorized, $0.001 par value 23,418,576 shares issued and outstanding (May 31, 2009 – 23,418,576 shares)	23,419	23,419

Common Stock Subscribed (Note 7 and 11(d))	2,000	2,000

Additional Paid-in Capital	2,202,900	1,733,500

Donated Capital (Note 3)	36,000	33,750

Deficit Accumulated During the Exploration Stage	(2,477,366)	(1,883,491)

Total Stockholders’ Deficit	(213,047)	(90,822)

Total Liabilities and Stockholders’ Deficit	9,713	81

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in US dollars)

(Unaudited)

	Accumulated From August 8, 2005 (Date of Inception)	For the Three Months Ended	For the Three Months Ended
	to August 31,	August 31,	August 31,
	2009	2009	2008
	$	$	$

Revenue	–	–	–

Expenses

Donated rent (Note 3)	12,000	750	750
Donated services (Note 3)	24,000	1,500	1,500
General and administrative (Note 8)	661,630	489,840	28,765
Impairment of mineral property costs (Note 4)	1,430,250	–	–
Mineral property costs	68,101	64,101	4,000
Professional fees	245,268	29,209	20,635

Total Operating Expenses	2,441,249	585,400	55,650

Loss From Operations	(2,441,249)	(585,400)	(55,650)

Other Expenses

Interest on convertible notes (Note 6)	(10,357)	(7,597)	–
Loss on conversion of accounts payable to convertible promissory notes (Note 6(c))	(25,760)	(878)	–

Total Other Expenses	(36,117)	(8,475)	–

Net Loss	(2,477,366)	(593,875)	(55,650)

Net Loss Per Share – Basic and Diluted		(0.03)	–

Weighted Average Shares Outstanding		23,419,000	22,824,000

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

Black Tusk Minerals Inc.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in US dollars)

(Unaudited)

	Accumulated From August 8, 2005 (Date of Inception) to August 31, 2009	For the Three Months Ended August 31, 2009	For the Three Months Ended August 31, 2008
	$	$	$

Operating Activities

Net loss	(2,477,366)	(593,875)	(55,650)

Adjustments to reconcile net loss to cash:
Impairment of mineral property	1,430,250	–	–
Loss on conversion of accounts payable to convertible note	25,760	878	–
Donated services and expenses	36,000	2,250	2,250
Common stock issued for services	4,000	–	–
Interest on convertible debt	10,357	7,597	–
Stock – based compensation	457,184	457,184	–

Changes in operating assets and liabilities:
Prepaid expenses	(81)	–	–
Accounts payable and accrued liabilities	96,458	(1,701)	(25,117)
Due to related parties	98,770	92,335	(4,494)

Net Cash Used in Operating Activities	(318,668)	(35,332)	(83,011)

Investing Activities

Mineral property acquisition costs	(100,250)	–	–

Net Cash Used in Investing Activities	(100,250)	–	–

Financing Activities

Bank indebtedness	–	(149)	–
Proceeds from issuance of common stock	262,687	–	2,250
Common stock subscribed	127,750	–	100,000
Proceeds from loans	50,113	45,113	–
Share issuance costs	(12,000)	–	(9,000) (3,000)

Net Cash Provided by Financing Activities	428,550	44,964	93,250

Increase In Cash	9,632	9,632	10,239

Cash - Beginning of Period	–	–	214

Cash - End of Period	9,632	9,632	10,453

Supplemental Disclosures

Interest paid	200	–	200
Income tax paid	–	–	–

Non-cash Investing and Financing Activities

Common shares issued for mineral property	1,330,000	–	–
Settlement of accounts payable for convertible notes	64,381	2,881	–
Issuance of convertible notes for mineral property costs	34,113	34,113	–

(The Accompanying Notes are an Integral Part of these Consolidated Financial Statements)

1.	Nature of Business and Continuance of Operations

Black Tusk Minerals Inc. (the “Company”) was incorporated in the State of Nevada on August 8, 2005. Effective September 21, 2007, the Company incorporated a wholly-owned Peruvian subsidiary, Black Tusk Minerals Peru SAC. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral properties. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at August 31, 2009, the Company has a working capital deficiency of $168,359 and has accumulated losses of $2,477,366 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Effective this quarter, the Company implemented SFAS No. 165, “Subsequent Events ” (“SFAS 165”). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of SFAS 165 did not impact the Company’s financial position or results of operations. The Company evaluated all events or transactions that occurred after August 31, 2009 up through October 16, 2009, the date the Company issued these consolidated financial statements. During this period, the Company did not have any material recognizable subsequent events, other than as disclosed in Note 11.

The Company’s plans for the next twelve months are to focus on the exploration of its mineral properties in Peru and estimates that cash requirements of approximately $575,000 will be required for exploration and administration costs and to fund working capital. There can be no assurance that the Company will be able to raise sufficient funds to pay the expected expenses for the next twelve months.

2.	Summary of Significant Accounting Policies
a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly-owned Peruvian subsidiary, Black Tusk Minerals Peru SAC. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is May 31.

b)	Interim Consolidated Financial Statements

The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended May 31, 2009, included in the Company’s Annual Report on Form 10-K filed on September 1, 2009 with the SEC.

The consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position at August 31, 2009 and May 31, 2009, and the consolidated results of its operations and consolidated cash flows for the three months ended August 31, 2009 and August 31, 2008. The results of operations for the three months ended August 31, 2009 are not necessarily indicative of the results to be expected for future quarters or the full year ending May 31, 2010.

2.	Summary of Significant Accounting Policies (continued

c)	Use of Estimates

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to impairment of its mineral properties, valuation of donated capital, stock – based compensation and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. Shares underlying these securities totalled 3,133,064 as at August 31, 2009 (May 31, 2009 – 607,500).

e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at August 31, 2009 and 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars, which does not give rise to comprehensive income or loss.

f)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

g)	Mineral Property Costs

The Company has been in the exploration stage since its inception on August 8, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

2.	Summary of Significant Accounting Policies (continued)
h)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

i)	Financial Instruments and Fair Value Measures

Effective June 1, 2008, the Company adopted SFAS 157 “Fair Value Measurements” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115,” for financial assets and liabilities. Adoption did not have a material effect on the Company’s results of operations. FAS 159 provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.

The Company’s financial instruments consist principally of cash, accounts payable, amounts owed to related parties and convertible notes.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

j)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

k)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

2.	Summary of Significant Accounting Policies (continued)
l)	Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162”. The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission “SEC” under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 30, 2009. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. The objective of this statement is to improve financial reporting by enterprises involved with variable interest entities. This statement addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166, “Accounting for Transfers of Financial Assets”, and (2) concern about the application of certain key provisions of FASB Interpretation No. 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB No. 140”. The object of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This statement addresses (1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, that are not consistent with the original intent and key requirements of that statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. SFAS No. 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This statement must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. The disclosure provisions of this statement should be applied to transfers that occurred both before and after the effective date of this statement. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. SFAS 165 establishes general standards of for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 did not have a material effect on the Company’s consolidated financial statements.

2.	Summary of Significant Accounting Policies (continued)
l)	Recently Issued Accounting Pronouncements

In April 2009 the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect FSP 141R-1 will have an impact on our financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies. The effect of adopting FSP 141R-1 will depend upon the nature, terms and size of any acquired contingencies consummated after the effective date of January 1, 2009.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and other-than-temporary impairments of securities.

FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157, “Fair Value Measurements.” FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2.In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s future consolidated financial statements.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4.

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, an entity may early adopt these interim fair value disclosure requirements only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2.

The adoption of these FSPs did not have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SAB 162 is effective November 15, 2008. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

2.	Summary of Significant Accounting Policies (continued)
l)	Recently Issued Accounting Pronouncements (continued)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption was prohibited. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities – an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

3.	Related Party Transactions and Balances
a)

During the period ended August 31, 2009, the Company recognized a total of $1,500 (August 31, 2008 - $1,500) for donated services at $500 per month, and $750 (August 31, 2008 - $750) for donated rent at $250 per month provided by the president of the Company.

b)

At August 31, 2009, the Company is indebted to a director of the Company for $1,625 (May 31, 2009 - $1,625), representing consideration for returning 3,250,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

c)

At August 31, 2009, the Company is indebted to the former president of the Company for $1,375 (May 31, 2009 - $1,375), representing consideration for returning 2,750,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

d)

At August 31, 2009, the Company is indebted to a company owned by the president of the Company for $98,770 (May 31, 2009 - $6,435), representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific repayment terms.

e)	At August 31, 2009, the Company is indebted to a director of the Company for $11,613 (May 31, 2009 - $nil) for a convertible note issued under the terms described in Note 6(b).

4.	Mineral Properties

On August 13, 2007, the Company entered into a term sheet with two individuals detailing the principal terms of the Company’s acquisition of 15 mining concessions and pediments covering approximately 8,000 hectares located in the District of Huanza, Province of Huarochiri, Peru,. These concessions are subject to a 1% net smelter royalty granted to those individuals. As a result, the Company formed a Peruvian subsidiary to acquire the concessions. On December 5, 2007, the Company entered into a Master Purchase Agreement pursuant to which the Company issued an aggregate of 10,000,000 common shares of the Company to the individuals for the transfer of the properties to the Company’s subsidiary. On April 24, 2008, the Company issued the 10,000,000 common shares at a fair value of $1,330,000. The Company paid $50,000 for the right to use adjacent property for mineral exploration purposes and have spent $41,860 on road building.

During the three months ended August 31, 2009, the Company incurred $64,101 (August 31, 2008 - $4,000) of mineral property costs.

5.	Loan Payable

On January 5, 2009, $5,000 was advanced to the Company. This loan is non – interest bearing, unsecured and has no specific terms of repayment. On June 26, 2009, a further $5,000 was advanced to the Company and the loan was secured with a convertible note. See Note 6 (b).

6.	Convertible Promissory Notes
a)

On January 23, 2009, the Company entered into two fee arrangement agreements to settle $61,500 of professional fees included in accounts payable. Pursuant to the agreement the Company issued two convertible notes with an aggregate principal amount of $61,500, bearing interest at 4% per annum, and convertible into the Company’s common shares at a conversion price of $0.20 and warrants to purchase 300,000 shares of the Company’s common stock at $0.20 per share until January 23, 2012. The note is due on the earlier of: (a) January 23, 2012, (b) the Company closes an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction, any sale of substantially all of the assets of the Company or any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange) or (c) the date the Company raises financing of $250,000 or more. In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $24,600 as additional paid-in capital and reduced the carrying value of the convertible notes to $36,900. The carrying value of the convertible notes is to be accreted over the term of the convertible notes up to their face value of $61,500. As at August 31, 2009, the carrying values of the convertible debenture and accrued convertible interest payable thereon were $40,309 and $1,483, respectively.

In addition, the Company recorded a loss on conversion of accounts payable to convertible debt of $24,882 equal to the fair value of the warrants issued pursuant to the fee arrangement agreements.

6.	Convertible Promissory Notes (continued)
b)

On June 26, 2009, the Company issued four convertible notes in exchange for cash proceeds used to pay concession fees due on the Company’s principal mineral properties in Peru. The notes bear interest at 10% per annum and are convertible into the Company’s common shares at a conversion rate of $0.20 per share. The principal amounts and due dates are as follows: $12,500 due on September 26, 2009; $10,000 on December 31, 2009; $11,613 on December 31, 2009, and $16,000 on December 31, 2009. In conjunction with the convertible notes, the Company issued warrants to purchase 250,000 common shares of the Company at a price of $0.20 per share until January 23, 2012. On August 31, 2009, the maturity date of the $12,500 convertible note was amended from August 31, 2009 to September 26, 2009. The notes are due on the earlier of (a) the specified due date, (b) the Company closes an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction or any sale of substantially all of the assets of the Company, any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange.) or (c) the date the Company raises financing of $250,000 or more. In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company determined that there was no intrinsic value or beneficial conversion feature on the convertible notes. As a result, the Company recorded discounts equal to the relative fair value of the detachable warrants of $11,338 as additional paid-in capital and reduced the carrying value of the convertible notes to $38,775. The carrying values of the convertible notes are to be accreted over the term of the convertible notes up to their face value of $50,113. As at August 31, 2009, the carrying value of the convertible notes and accrued convertible interest payable thereon were $43,318 and $906, respectively.

c)

On July 14, 2009, the Company entered into a fee arrangement agreement to settle $2,881 of professional fees included in accounts payable. Pursuant to the agreement the Company issued a convertible note with an aggregate principal amount of $2,881, bearing interest at 4% per annum, and convertible into the Company’s common shares at a conversion price of $0.20 and 14,400 warrants to purchase common stock of the Company at $0.20 per share until January 23, 2012. The note is due on the earlier of: (a) January 23, 2012, (b) the Company closing an Acquisition Transaction (defined as the sale of equity securities or securities convertible into equity securities, any merger, consolidation, statutory share exchange or acquisition transaction or any sale of substantially all of the assets of the Company, any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company, unless following the completion of such transaction, the then existing shareholders of the Company own or control, indirectly or directly at least 50% of the voting power or liquidation rights of the Company or the successor of such merger, consolidation or statutory share exchange), or (c) the date the Company raises financing of $250,000 or more. In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company did not recognize intrinsic value as there was no beneficial conversion feature. As at August 31, 2009, the carrying value of the convertible note and accrued convertible interest payable thereon were $2,881 and $15, respectively.

In addition, the Company recorded a loss on conversion of accounts payable to convertible note of $878 equal to the fair value of the warrants issued pursuant to the fee arrangement agreements.

7.	Common Stock

On March 13, 2009, the Company received stock subscriptions of $2,000 for the issue of 10,000 shares of common stock at $0.20 per share. See Note 11 (d).

8.	Stock Based Compensation

On August 24, 2009, the Company adopted the 2009 Nonqualified Stock Option Plan (the Plan). Pursuant to the Plan, the Company may grant up to a total of 2,500,000 stock options for the performance of services relating to the operation, development and growth of the Company. At August 31, 2009, the Company had 500,000 shares of common stock available to be issued under the Plan.

On August 25, 2009, pursuant to the Plan, the Company granted 2,000,000 stock options with immediate vesting to directors, officers, employees and consultants to acquire 2,000,000 common shares at an exercise price of $0.20 per share exercisable for 10 years and recorded stock-based compensation for the vested options of $457,184, as general and administrative expense.

The fair value for stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model and the weighted average fair value of stock options granted during the three months ended August 31, 2009 was $0.23 per share.

The weighted average assumptions used are as follows:

Three Months Ended August 31, 2009

Expected dividend yield	0%
Risk-free interest rate	3.45%
Expected volatility	168%
Expected option life (in years)	10

The following table summarizes the continuity of the Company’s stock options:

	Number of Options	Weighted Average Exercise Price $	Weigthted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value $

Outstanding, May 31, 2009	–	–
Granted	2,000,000	0.20

Outstanding, August 31, 2009	2,000,000	0.20	9.99	20,000

Exercisable, August 31, 2009	2,000,000	0.20	9.99	20,000

9.	Share Purchase Warrants

A summary of the changes in the Company’s common share purchase warrants is presented below:

	Number of Warrants	Weighted Average Exercise Price

Balance – May 31, 2009	300,000	$0.20

Issued	264,400	$0.20

Balance – August 31, 2009	564,400	$0.20

10.	Fair Value Measurements

SFAS No. 157 “Fair Value Measurements” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Pursuant to SFAS No. 157, the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated balance sheet as of August 31, 2009 as follows:

Fair Value Measurements Using

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	For Identical	Observable	Unobservable
	Instruments	Inputs	Inputs	Balance as of
	(Level 1)	(Level 2)	(Level 3)	August 31, 2009
	$	$	$	$

Assets:
Cash	9,632	–	–	9,632

We believe that the recorded values of all of our other financial instruments including accounts payable, convertible notes and due to related parties approximate their current fair values because of their nature and respective maturity dates or durations.

11.	Subsequent Events
a)	On September 2, 2009, the Company issued 100,000 stock options for consulting services exercisable at a price of $0.22 per common share for 10 years.
b)	On September 7, 2009, the Company issued 100,000 stock options for consulting services exercisable at a price of $0.20 per common share for 10 years.
c)	On September 9, 2009, the $16,000 convertible note was converted into 80,000 common shares at a conversion price of $0.20 per share. See Note 6 (b).
d)

On September 11, 2009, the Company issued 115,000 common shares at $0.20 per share for gross proceeds of $23,000, of which $2,000 was included in common stock subscribed at August 31, 2009. See Note 7.

e)	As of the date of these financial statements the convertible note due on September 26, 2009 has not been repaid. See Note 6(b).

SELECTED FINANCIAL DATA

Not applicable

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward-Looking Statements

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this annual report. See “Forward-Looking Statements” above.

Plan of Operation

Golden Bear Claim

On April 24, 2006, we purchased the GOLDEN BEAR Claim from Nicholson and Associates Natural Resources Development Corp. of Vancouver, British Columbia for $7,500, inclusive of the assessment costs, which sum consisted of filing fees of $160, geological report costs of $3,000, and the property purchase payment of $4,340.

In order to maintain the GOLDEN BEAR claim in good standing, we were required to make minimal expenditures on the claims or pay renewal fees to the B.C. Ministry of Energy and Mines. Pursuant to 35(1) of the Mineral Tenure Act, a mineral or placer claim forfeits automatically when exploration and development work or payment instead of work has not been registered by the end of the expiry date of the claim. On December 31, 2007, the Company allowed the GOLDEN BEAR claim to lapse.

We did not earn any revenues from the GOLDEN BEAR claim.

Peru Properties

The Company’s plans for the next twelve months are to focus on the exploration of the Peru Properties and estimates that cash requirements of approximately $575,000 will be required for exploration and administration costs and to fund working capital. We do not have any commitments to fund these costs. Therefore, we need to raise an additional $575,000 in debt or equity financing in the next twelve months. We believe that such funds, if raised, will be sufficient to meet our liquidity requirements through May 31, 2010. However, we do not have any commitments to fund such costs during the next twelve months. Subsequent to May 31, 2009, we obtained proceeds in the amount of $50,113 through a private placement of 10% convertible promissory notes and $23,000 through a private placement of our common shares.

We anticipate that we will incur the following expenses over the next 12 months as of May 31, 2010:

(1)

$200,000 for operating expenses, including general, legal, accounting and administrative expenses associated with our reporting obligations under the Securities Exchange Act of 1934, and general working capital expenditures;

(2)

$375,000 for expenses related to the technical review and exploration of the Peru Properties, including, but not limited to, satellite imagery, the airborne geophysical survey, and geology, soil geochemistry, and rock sampling.

Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

On August 31, 2009, a NI 43-101 compliant Technical Report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 was published and filed on SEDAR at www.sedar.com. Readers are encouraged to review the Technical Report in its entirety for more information regarding the Peru Properties and the recommended program for exploration and development of the Peru Properties.

Limited Operating History; Need for Additional Capital

In Note 1 to the Company’s audited financial statements as of May 31, 2009, included elsewhere in this Form 10-K, the Company’s auditors included an explanatory paragraph stating that, because the Company had a working capital deficiency of $51,162 as of May 31, 2009, and had incurred accumulated losses of $1,883,491 for the period from August 8, 2005 (inception) to May 31, 2009, there was substantial doubt about its ability to continue as a going concern.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The Company is a development stage enterprise and has not generated any revenues from operations. The Company cannot guarantee it will be successful in its business operations. The Company’s business is subject to risks inherent in the establishment of a new mineral exploration company, including limited capital resources, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates.  To become profitable and competitive, the Company will implement its plan of operation as detailed above.

The Company will be required to raise funds to complete the technical review of the Peru Properties, to conduct the recommended exploration program on the Peru Properties and for general working capital purposes. Such financing activities could include issuing debt or equity securities in the Company and could result in a dilution of the Company’s existing share capital. The Company can give no assurance that future financing will be available to it on acceptable terms or at all. If financing is not available on satisfactory terms, the Company may be unable to continue, develop or expand its operations.

Results of Operations for the Fiscal Year Ended May 31, 2009

We did not earn any revenues from May 31, 2008 to May 31, 2009. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $113,134 for the period from May 31, 2008 to May 31, 2009 compared to $1,670,861 for the period from May 31, 2007 to May 31, 2008. These operating expenses included: (a) professional fees in connection with our corporate organization of $53,037 (2008: $141,219); (b) donated office rent of $3,000 (2008: $3,000); (c) donated management services of $6,000 (2008: $6,000); (d) impairment of mineral property costs of $Nil (2008: $1,422,577; and (e) general and administrative costs of $46,097 (2008: $98,065).

We incurred a loss in the amount of $140,776 for the period from May 31, 2008 to May 31, 2009 compared to $1,670,861 for the period from May 31, 2007 to May 31, 2008. Our loss was attributable to organizational costs, professional fees, administrative expenses and property impairment costs.

Results of Operations for the Fiscal Quarter Ended August 31, 2009

We did not earn any revenues for the three months ended August 31, 2009. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $585,400 for the three months ended August 31, 2009 compared to $55,650 for the three months ended August 31, 2008. Operating expenses for the period ended August 31, 2009 included: (a) professional fees of $29,209 ($20,635 for the same period in 2008) (b) donated office rent of $750 ($750 for the same period in 2008); (c) donated management services of $1,500 ($1,500 for the same period in 2008); (d) mineral property costs of $64,101 ($4,000 for the same period in 2008); and (e) general and administrative costs of $489,840 ($28,765 for the same period in 2008). The increase of $529,750 in operating expenses for the three months ended August 31, 2009 compared to August 31, 2008 is largely the result of an increase in mineral property costs and general and administrative costs due primarily to the recording of stock-based compensation for vested options of $457,184, as general and administrative expense.

We incurred a loss in the amount of $593,875 for the three months ended August 31, 2009, compared to $55,650 for the three months ended August 31, 2008. Our increased loss was primarily attributable to general and administrative costs, mineral property costs, and interest on convertible notes.

Liquidity and Capital Resources

There is limited financial information about the Company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations.

As at August 31, 2009, the Company had current assets of $9,713, consisting of cash, of $9,632 and prepaid expenses of $81, and current liabilities of $178,072. The current liabilities consist of accounts payable ($20,078), accrued liabilities ($12,000), convertible notes ($44,224) and amounts due to related parties ($101,770). As of the Company’s year ended May 31, 2009, the Company had current assets of $81 and current liabilities of $51,243. The increase in current assets at August 31, 2009 compared to May 31, 2009 is the result of an increase in cash due to the convertible debt financing on June 26, 2009. The increase in current liabilities between these two periods is largely the result of the issuance of convertible notes and an increase in amounts due to related parties primarily resulting from the indebtedness of the Company to a company owned by the president of the Company of $98,770 at August 31, 2009 compared to $6,435 at May 31, 2009, representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific repayment terms.

On June 26, 2009, the Company issued four convertible notes. Subsequent to our quarter ended August 31, 2009, one of these notes was converted into common shares of the Company. Of the remaining three notes currently outstanding, one, in the aggregate amount of $12,500 plus interest, was due and payable on September 26, 2009 and is currently in default. The other two notes, in the aggregate amount of $21,613 plus interest, are due and payable on December 31, 2009. The Company currently does not have sufficient cash to repay these notes and will need to raise additional capital to do so.

As at August 31, 2009, the Company had a working capital deficit of $168,359, compared to a deficit of $51,162 as at May 31, 2009 and an accumulated deficit of $2,477,366 compared to a deficit of $1,883,491 as at May 31, 2009. We estimate that cash requirements of approximately $575,000 will be required for exploration and administration costs, to repay convertible notes and to fund working capital during the next twelve months. There can be no assurance that we will be successful in raising the required capital or that actual cash requirements will not exceed our estimates. Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

Given that we have not achieved profitable operations to date, our cash requirements are subject to numerous contingencies and risks beyond our control, including operational and development risks, competition from well-funded competitors, and our ability to manage growth. We can offer no assurance that our company will generate cash flow sufficient to achieve profitable operations or that our expenses will not exceed our projections. If our expenses exceed estimates, we will require additional capital beyond our current $575,000 estimate during the next twelve months.

We do not currently have any commitments to fund our capital requirements of $575,000 over the next twelve months. Therefore, we need to raise $575,000 in debt or equity financing in the next twelve months. There can be no assurance that such additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations. If we are unable to obtain additional or alternative financing on a timely basis and are unable to generate sufficient revenues and cash flows, we will be unable to meet our capital requirements and will be unable to continue as a going concern.

Since we have not yet earned any revenues from our planned operations and as of August 31, 2009 had a working capital deficit of $168,359 and an accumulated deficit since inception of $2,477,366, there is substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon continued financial support from the Company’s shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company can give no assurance that future financing will be available to it on acceptable terms if at all or that it will attain profitability. These factors raise substantial doubt about our ability to continue as a going concern. For further information regarding our ability to continue as a going concern, see the Risk Factor titled “Because we will need additional financing to fund our extensive exploration activities, we may be unable to continue as a going concern” on page 6 of this prospectus.

Off-Balance Sheet Arrangements

We have no off-balance sheet transactions.

Critical Accounting Policies

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly-owned Peruvian subsidiary, Black Tusk Minerals Peru SAC. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is May 31.

Use of Estimates

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to impairment of its mineral properties, valuation of donated capital and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti - dilutive. Shares underlying these securities totalled 607,500 as at May 31, 2009 (Nil – May 31, 2008).

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2009 and 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars, which does not give rise to comprehensive income or loss.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Mineral Property Costs

The Company has been in the exploration stage since its inception on August 8, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Financial Instruments and Fair Value Measures

Effective June 1, 2008, the Company adopted SFAS 157 "Fair Value Measurements" and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115," for financial assets and liabilities. Adoption did not have a material effect on the Company's results of operations. FAS 159 provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.

The Company's financial instruments consist principally of bank indebtedness, accounts payable, amounts due to related parties and convertible notes.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The Company’s Peruvian subsidiary uses the US dollar for its transactions and accounts for its operations in US dollars. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Recently Issued Accounting Pronouncements

In May 2009, FASB issued SFAS No. 165, “Subsequent Events”. SFAS 165 establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 is not expected to have a material effect on the Company’s consolidated financial statements.

In April 2009 the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141R-1 is not expected to have a material impact on the Company’s consolidated financial statements. The effect of adopting FSP 141R-1 will depend upon the nature, terms and size of any acquired contingencies consummated after the effective date of January 1, 2009.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and other-than-temporary impairments of securities.

FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157, “Fair Value Measurements.” FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2.In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4.

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, an entity may early adopt these interim fair value disclosure requirements only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2.

The Company is currently evaluating the impact, if any, that the adoption of these FSPs will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

All directors of the Company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of the Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages (as of  November 19, 2009), positions held, and date first elected/appointed, are as follows:

Name	Position	Age	Date First Elected/Appointed
Gavin Roy	President and Director	43	August 9, 2007
Michael McIsaac	Secretary, Treasurer, Director	38	September 10, 2008

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Gavin Roy was elected Vice President of the Company on August 9, 2007, resigned as Vice President on April 24, 2008 and was appointed as Director and President effective April 24, 2008. Mr. Roy is currently the principal of Magellan Management Company, a venture capital firm in Vancouver, British Columbia. Prior to forming Magellan Management in 2005, Mr. Roy’s principal occupation during the past five years has been as an investment advisor with Canaccord Capital Corporation, Octagon Capital Corporation and Global Securities Corporation. Mr. Roy has been a registrant in Canada with the British Columbia, Alberta, Saskatchewan and Ontario securities commissions.

Michael McIsaac was appointed as Director, Secretary and Treasurer on September 10, 2008. Mr. McIsaac has been a Chartered Accountant (“CA”) since 1997 and has over 15 years of experience working with public and privately-owned companies. He completed his CA articles with BDO Dunwoody LLP in Vancouver and completed the Institute of Chartered Accountants of British Columbia in-depth taxation courses while working at Walsh King Chartered Accountants, a CA firm specializing in corporate tax. In 2002, Mr. McIsaac joined Pacific Opportunity Capital Ltd. as Manager of Corporate Finance, where he focused on assisting a broad range of private and public companies with financing issues and solutions. In 2003, Mr. McIsaac joined Johnsen Archer LLP, a medium-sized accounting firm in Vancouver, as a corporate partner. From June 2004 to June 2005, Mr. McIsaac also served as the chief financial officer of Fortress Minerals Corp., a Canadian company listed on the TSX and a member of the Lundin Group. On June 30, 2008, Mr. McIsaac left Johnsen Archer LLP and founded The Renaissance Group Chartered Accountants Ltd., where he remains as a partner. Mr. McIsaac received his B.A. in Economics from Simon Fraser University in 1993. He is a member of the Canadian Institute of Chartered Accountants and Institute of Chartered Accountants of British Columbia.

Significant Employees

We have no significant employees besides Gavin Roy and Michael McIsaac.

Family Relationships

There are no family relationships among our board of directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

We do not pay to our directors or officers any salary or ongoing consulting fees. We anticipate that compensation may be paid to an officer in the event that we decide to proceed with advanced exploration programs on the Peru Properties. We do not pay our directors any compensation for serving on our board of directors.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Gavin Roy, President and Director (former Vice President)	May 31, 2009	NIL	NIL	NIL	(1)	NIL	NIL	(1)	(1)
	May 31, 2008	NIL	NIL	NIL	NIL	NIL	NIL	(1)	(1)

	May 31, 2007	NIL	NIL	NIL	NIL	NIL	NIL	(1)	(1)
Michael McIsaac, Secretary, Treasurer and Director	May 31, 2009	NIL	NIL	NIL	500,000	NIL	NIL	NIL	NIL
	May 31, 2008	NIL	NIL	NIL	NIL	NIL	NIL	NIL	NIL
	May 31, 2007	NIL	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Kurt Bordian Former Secretary, Treasurer and Director	May 31, 2009	NIL	NIL	NIL	NIL	NIL	NIL	NIL	NIL
	May 31, 2008	NIL	NIL	NIL	NIL	NIL	NIL	NIL	NIL
	May 31, 2007	NIL	NIL	NIL	NIL	NIL	NIL	NIL	NIL
(1)

Magellan Management Company, of which Mr. Roy is a principal, has provided administrative and consulting services to the Company. On August 31, 2006, Magellan Management Company acquired 400,000 shares of the Company’s common stock at $0.001 per share for consulting services for one year ending August 31, 2007. On September 12, 2007, the Company increased its authorized capital from 100,000,000 common shares to 200,000,000 common shares and effected a 2-for-1 forward stock split of its issued and outstanding shares of common stock, thus increasing Magellan’s consulting payment to 800,000 shares. Gavin Roy was elected Vice President of the Company on August 9, 2007 and resigned as Vice President on April 24, 2008. Gavin Roy was appointed President and Director of the Company effective April 24, 2008. During the fiscal year ended May 31, 2009, the Company paid $26,528.67 to Magellan Management Company for administrative and consulting services and granted Magellan Management Company 1,000,000 stock options.

Grants of Plan Based Awards

On August 24, 2009, the Company’s Board of Directors adopted the Black Tusk Minerals Inc. 2009 Nonqualified Stock Option Plan (the “Plan”).  A copy of the Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2009. The Plan was approved by written consent of the Company's shareholders and the Company filed an information statement on Schedule 14C on October 26, 2009.

Since August 24, 2009, the Company has granted stock options under the Plan to the following executive officers:

Name	Stock Options	Exercise Price
Magellan Management Company(1)	1,000,000	$0.20
Michael McIsaac	500,000	$0.20

(1)	Mr. Roy is the principal of Magellan Management Company and has sole investment control over these options

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Compensation of Directors

We do not pay to our directors any compensation for serving on our board of directors.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

None.

Corporate Governance

The Company does not have a standing Audit Committee, Compensation Committee or Nominating Committee at the present time. We believe that the functions of an Audit Committee, Compensation Committee and Nominating Committee can be adequately performed by the board of directors as it currently exists

We believe that the members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any significant revenues from operations to date.

Additionally, our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our board of directors has determined that it is in the best position to evaluate the Company’s requirements as well as the qualifications of each candidate when the board considers a nominee for a position on our board of directors. If shareholders wish to recommend candidates directly to our board, they may do so by sending communications to the President of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of November 19, 2009 by:

•	each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock;
•	our named executive officers;
•	our directors; and
•	all of our executive officers and directors as a group.

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Owner	(4) Percent of Class*
Directors and Named Executive Officers
Common Stock	Gavin Roy 7425 Arbutus Street Vancouver, BC V6P 5T2	7,936,000 shares directly and indirectly owned (4,986,000 indirectly owned as principal of Magellan Management Company and 2,950,000 directly owned) (1)	34%
Common Stock	Michael McIsaac 5530 Baillie Street Vancouver, BC V5Z 3M8	253,333 shares directly owned (2)	1%
Directors and Named Executives as a Group		8,189,333	35%
5% Shareholders
Common Stock	Magellan Management Co. 7425 Arbutus Street Vancouver, BC V6P 5T2	7,936,000 shares directly and indirectly owned (4,986,000 directly owned and 2,950,000 indirectly owned through Mr. Roy) (3)	34%

Common Stock	Leonard Raymond de Melt 810 Malecon Cisneros Miraflores Lima 18, Peru	1,580,000 shares directly owned	6.7%
Common Stock	Stacy de Melt 810 Malecon Cisneros Miraflores Lima 18, Peru	2,200,000 shares directly owned	9.3%
(1)	Excludes 1,000,000 shares issuable to Magellan Management Company upon exercise of outstanding stock options, over which Mr. Roy has sole investment control
(2)	Excludes 500,000 shares issuable to Mr. Issac upon exercise of outstanding stock options
(3)	Mr. Roy is the principal of Magellan Management Company and has sole investment control over these securities

* Percentages are calculated on a partially diluted basis based on 23,613,576 shares issued and outstanding on November 19, 2009 and shares acquirable by the holder within the next 60 days.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Except for the transactions described below, none of our directors, executive officers or more-than-five-percent shareholders, nor any associate, affiliate, or family member of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, since the start of the fiscal year ending May 31, 2009, which has materially affected or will materially affect us.

•

During the year ended May 31, 2009, the Company recognized a total of $6,000 (2008 - $6,000) for donated services at $500 per month, and $3,000 (2008 - $3,000) for donated rent at $250 per month provided by the President of the Company.

•	At May 31, 2009, the Company is indebted to a shareholder of the Company for a cash advance of $nil (2008 - $5,000). This amount is unsecured, non-interest bearing and due on demand.
•

At May 31, 2009, the Company is indebted to a director of the Company for $1,625 (2008 - $1,625), representing consideration for returning 3,250,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

•

At May 31, 2009, the Company is indebted to the former president of the Company for $1,375 (2008 - $1,375), representing consideration for returning 2,750,000 shares of common stock to the Company for cancellation. This amount is unsecured, non-interest bearing and due on demand.

•

At May 31, 2009, the Company is indebted to the president of the Company for $6,435 (2008 - $nil), representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific repayment terms.

•

On June 26, 2008, the Company received a cash loan of $4,000 secured by a promissory note, bearing interest at 8% per annum. The note is unsecured and was due on August 26, 2008. The cash loan was repaid on August 8, 2008 and the Company paid interest of $200 on the loan

Other than as set forth above, none of our directors, executive officers or more-than-five-percent shareholders, nor any associate, affiliate, or family member of the foregoing, has entered into any agreement with the Company in which any of them is to receive from the Company or provide to the Company anything of value.

Director Independence

We currently act with two directors: Gavin Roy and Michael McIsaac. We have determined that neither Mr. Roy nor Mr. McIsaac is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2) due to the fact that they are current executive officers.

MATERIAL CHANGES

None.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Not applicable.

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers or controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our common shares is Computershare Trust Company of Canada, 3rd Floor, 510 Burrard Street, Vancouver, BC V6C 3B9. Tel: (604) 661-9400 Fax: (604) 661-9401.

LEGAL MATTERS

The validity of our common stock offered by this prospectus has been passed upon by Dorsey & Whitney LLP, 370 17th Street, Denver, Colorado, 80202 by opinion dated November 20, 2009.

EXPERTS

Manning Elliott LLP (“Manning Elliott”), independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Manning Elliott has presented their report with respect to our audited financial statements. The report of Manning Elliott is included in reliance upon their authority as experts in accounting and auditing.

Glen MacDonald P.Geo., a “qualified person” provided on August 31, 2009, a Canadian National Instrument 43-101 compliant technical report relating to the Peru Properties entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009. He has no interest, nor does he expect any interest in our property or securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

PROSPECTUS

BLACK TUSK MINERALS INC.

7,000,000 Shares of Common Stock

Decenber 8, 2009